As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seventy Seven Energy Inc.

(Exact name of each registrant as specified in its charter)

Oklahoma	1389	45-3338422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Numbers)

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Treadwell

Senior Vice President, General Counsel and Secretary

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule/provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
6.5% Senior Notes due 2022	$500,000,000	100%	$500,000,000	$64,400

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Seventy Seven Energy Inc.

Offer to Exchange

Up to $500,000,000 Principal Amount of

6.5% Senior Notes due 2022

for

a Like Principal Amount of

6.5% Senior Notes due 2022

that have been registered under the Securities Act of 1933

This Exchange Offer will expire at 5:00 p.m.,

New York City time, on                     , 2014, unless extended.

Seventy Seven Energy Inc. is offering to exchange registered 6.5% Senior Notes due 2022, or the “exchange notes,” for any and all of its unregistered 6.5% Senior Notes due 2022, or the “original notes,” that were issued pursuant to a private placement on June 26, 2014. We refer to the original notes and the exchange notes together in this prospectus as the “Notes” or “notes.” We refer to this exchange as the “exchange offer.” The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes, and we will issue the exchange notes under the same indenture used in issuing the original notes.

Terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the original notes will become due and payable on the same terms under the exchange notes.

•	You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your original notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Material U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

See “Risk Factors” beginning on page 10 for a discussion of risks you should consider in connection with the exchange offer and the exchange notes.

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until                     , 2015 all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until                     , 2015, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “The Exchange Offer — Purpose and Effects of the Exchange Offer” and “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should read this entire document and the accompanying letter of transmittal and related documents and any amendments or supplements carefully before making your decision to participate in the exchange offer.

The date of this prospectus is                     , 2014.

i

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES, AND THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE OR A SOLICITATION TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES IN ANY JURISDICTION WHERE AN OFFER OR EXCHANGE WOULD BE UNLAWFUL. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements. These statements relate to future events or our future performance. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other facts that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. We believe the expectations reflected in these forward-looking statements are reasonable, but we cannot assure you that these expectations will prove to be correct. You should not place undue reliance on the forward-looking statements included in this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the following factors and the factors discussed in “Risk Factors” and elsewhere in this prospectus:

•	dependence on Chesapeake Energy Corporation and its working interest partners for a majority of our revenues and our ability to secure new customers, provide additional services to existing customers and obtain long-term contracts;

•	our customers’ expenditures for oilfield services;

•	the limitations that our level of indebtedness and restrictions in our debt instruments may have on our financial flexibility;

•	market prices for oil and natural gas;

•	the cyclical nature of the oil and natural gas industry;

•	changes in supply and demand of drilling rigs, hydraulic fracturing fleets and other equipment;

•	the availability of capital resources to fund capital expenditures and other contractual obligations, and our ability to access those resources through the capital markets;

•	actions by customers, regulators and other third parties;

•	hazards and operational risks that may not be fully covered by insurance;

•	increased labor costs or the unavailability of skilled workers;

•	access to and cost of capital;

•	competitive conditions; and

•	legislative or regulatory changes, including changes in environmental regulations, drilling regulations and liability under federal and state environmental laws and regulations.

These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this report could also have material adverse effects on actual results of matters that are subject of our forward-looking statements. Except as may be required by law, we do not intend, and do not assume any obligation, to update any forward-looking statements.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXCEPTION OR EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus, including statements as to our ranking, market position and market estimates, are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Prospective investors are cautioned not to place undue reliance on such data and information due to the fact that it may be based on our estimates or, if derived from a third party, such data may not have been independently verified.

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-4 with respect to the exchange notes with the SEC. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete.

When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

You may also obtain documents referenced in this prospectus without charge by writing or telephoning us at the following address and telephone number:

Seventy Seven Energy Inc.

Attention: Investor Relations

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the Expiration Date.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the exchange offer contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you or that you should consider before participating in the exchange offer or making an investment in the exchange notes. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, particularly the risks of investing in the exchange notes discussed under “Risk Factors,” our financial statements found in those documents that are incorporated by reference into this prospectus, the respective notes to those financial statements and the accompanying letter of transmittal.

In this prospectus, unless the context requires otherwise or we specifically indicate otherwise, the terms “SSE,” “our company,” “we,” “our” and “us,” refer to Seventy Seven Energy Inc. and its subsidiaries. The term “SSO” refers to Seventy Seven Operating LLC, an Oklahoma limited liability company, our direct wholly-owned subsidiary and the direct owner of all our operating subsidiaries.

Our Company

We are a diversified oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production (“E&P”) customers operating in unconventional resource plays. We offer services and equipment that are strategic to our customers’ oil and natural gas operations. Our services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales.

On June 30, 2014, our company was separated from Chesapeake Energy Corporation (“Chesapeake”) in a series of transactions (the consummation of such transactions, the “Spin-off”). Prior to the Spin-off, we were an Oklahoma limited liability company operating under the name “Chesapeake Oilfield Operating, L.L.C.” and an indirect, wholly-owned subsidiary of Chesapeake. As part of the Spin-off, we converted to an Oklahoma corporation operating under the name “Seventy Seven Energy Inc.,” all of the equity in our company was distributed pro rata to Chesapeake’s shareholders and we became an independent, publicly traded company. Additionally, while Chesapeake transferred to us buildings and real estate used in our business, we distributed certain of our businesses to Chesapeake, including our compression unit manufacturing business, our geosteering business and the proceeds from the sale of our crude oil hauling business.

Our business has grown rapidly since our first subsidiary was founded in 2001, both organically and through acquisitions. As of June 30, 2014, we owned or leased 99 land drilling rigs. As of June 30, 2014, we also operated (a) nine hydraulic fracturing fleets with an aggregate of 360,000 horsepower; (b) a diversified oilfield rentals business; and (c) an oilfield trucking fleet consisting of 260 rig relocation trucks, 67 cranes and forklifts used in the movement of drilling rigs and other heavy equipment and 150 water transport trucks. We continue to modernize our asset base and, as of June 30, 2014, our drilling fleet consisted almost entirely of rigs that utilize advanced electronic drilling technology.

Our principal executive offices are located at 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 and our telephone number at that location is (405) 608-7777. Our website is located at www.77nrg.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of the Exchange Offer

On June 26, 2014, we completed an unregistered offering of the original notes. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus titled “The Exchange Offer.”

Original Notes	6.5% Senior Notes due 2022, which were issued by Chesapeake Oilfield Operating, L.L.C. (our predecessor) in a private placement on June 26, 2014.

Exchange Notes	6.5% Senior Notes due 2022, issued by Seventy Seven Energy Inc. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes.

The exchange notes will evidence the same debt as the original notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter’s rights in connection with the exchange offer. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions and holders of original notes that tender and have their original notes accepted in the exchange offer will no longer have registration rights or the right to receive the related special interest under the circumstances described in the registration rights agreement. Please see “The Exchange Offer” for more information regarding the registration rights agreement.

Exchange Offer	We are offering to exchange up to $500.0 million principal amount of our exchange notes that have been registered under the Securities Act for an equal principal amount of our original notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, which we refer to as the “Expiration Date,” unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. We will issue the exchange notes on the Expiration Date or promptly after that date. A tender of original notes pursuant to this exchange offer may be withdrawn at any time on or prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of original notes being submitted for exchange. Please see “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Original Notes	Unless you comply with the procedures described under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery,” if you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the original notes you wish to exchange and any other required documentation to Wells Fargo Bank, National Association, which is acting as exchange agent, for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Special Procedures for Beneficial Owners	Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your original notes in the exchange offer, but such notes are not immediately available or if you cannot deliver your original notes and the other required documents prior to the Expiration Date, then you may tender original notes by following the procedures described below under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Acceptance of Original Notes and Delivery of Exchange Notes	We will accept for exchange any and all original notes that are properly surrendered in the exchange offer and not withdrawn prior to the Expiration Date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the Expiration Date.

Withdrawal; Non-Acceptance	You may withdraw any original notes tendered in the exchange offer by sending the exchange agent written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For further information regarding the withdrawal of tendered original notes, please see “The Exchange Offer—Withdrawal of Tenders.” If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, or because of our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. For further information regarding conditions to the exchange offer, please see “The Exchange Offer—Conditions to the Exchange Offer.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange offer.

Material U.S. Federal Income Tax Considerations	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see “Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the original notes.

Fees and Expenses	We will pay all expenses incident to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. Wells Fargo Bank, National Association also serves as trustee under the indenture governing the notes. You can find the address and telephone number of the exchange agent elsewhere in this prospectus under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes

We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same representations that appear above under the heading “Procedures for Tendering Original Notes.” Our belief is based on interpretations of the Securities and Exchange Commission (“SEC”) staff for other exchange offers that the SEC staff expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours. See “The Exchange Offer—Purpose and Effects of the Exchange Offer” and “Plan of Distribution” for more information regarding resales.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

If you are a broker-dealer that has received exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

Not Exchanging Your Original Notes	If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights or the special interest provisions related thereto, except in the limited circumstances set forth in the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Exchange.” In addition, while your original notes will continue to accrue interest until maturity in accordance with the terms of the original notes, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to, and we do not intend to, register your original notes, except under the limited circumstances set forth in the registration rights agreement. As a result of such restrictions, and the availability of registered exchange notes, your original notes are likely to be a much less liquid security than before.

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent.

The Exchange Notes

The terms of the exchange notes and those of the outstanding original notes are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Seventy Seven Energy Inc. (formerly Chesapeake Oilfield Operating, L.L.C.)

Exchange Notes Offered	$500.0 million aggregate principal amount of 6.5% Senior Notes due 2022.

Maturity	July 15, 2022.

Interest	6.5% per annum, payable semi-annually in arrears on July 15 and January 15 of each year, beginning January 15, 2015.

Guarantees	Initially, the exchange notes will not be guaranteed. Prior to the full repayment or refinancing of the outstanding 6.625% senior notes due 2019 originally issued by us (the “2019 Notes”), the exchange notes will become fully and unconditionally guaranteed on a senior unsecured basis by each of our domestic subsidiaries, if any, that has outstanding indebtedness or guarantees in an aggregate principal amount greater than $15.0 million, other than (i) Seventy Seven Operating LLC, our direct wholly-owned subsidiary or (ii) subsidiaries of Seventy Seven Operating LLC. We do not have any such subsidiaries currently. Upon the full repayment or refinancing of the 2019 Notes, the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our domestic subsidiaries that has outstanding indebtedness or guarantees in an aggregate principal amount greater than $15.0 million. Please see “Description of Exchange Notes—Certain Covenants—Additional Guarantees” and “Description of Exchange Notes—Brief Description of the Notes and the Subsidiary Guarantees—The Subsidiary Guarantees.”

Ranking	The exchange notes will be our general senior unsecured obligations and will rank:

•	pari passu in right of payment with any of our existing and future senior unsecured indebtedness, including our guarantee of the 2019 Notes;

•

effectively junior to any of our existing and future secured indebtedness and other obligations to the extent of the value of the assets constituting collateral securing such indebtedness and obligations, including our guarantees of SSO’s $275.0 million senior secured revolving credit facility (the “Revolving Credit

Facility”) and SSO’s $400.0 million secured term loan (the “Term Loan”);

•	structurally subordinate to any existing and future indebtedness and other liabilities (other than indebtedness and liabilities owed to us) of our subsidiaries that do not guarantee the exchange notes, including indebtedness outstanding under each of the 2019 Notes, the Revolving Credit Facility and the Term Loan;

•	senior in right of payment to any of our future subordinated indebtedness; and

•	structurally subordinate to any existing and future secured indebtedness and other liabilities of our subsidiaries that guarantee the exchange notes to the extent of the value of the assets of such subsidiaries constituting collateral securing such indebtedness and liabilities.

As of June 30, 2014, we and our subsidiaries had approximately $1.572 billion of consolidated indebtedness, composed of $650.0 million of 2019 Notes, $500.0 million of the original notes, $400.0 million of borrowings outstanding under the Term Loan and $22.4 million of borrowings under the Revolving Credit Facility. Additionally, the Revolving Credit Facility provides for borrowings of up to $275.0 million.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after July 15, 2017, at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption. See “Description of Exchange Notes—Optional Redemption.”

At any time prior to July 15, 2017 we may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at the redemption price of 106.5% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the occurrence of such redemption, at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding. See “Description of Exchange Notes—Optional Redemption.”

In addition, at any time prior to July 15, 2017, subject to certain limitations set forth under “Description of Exchange Notes—Optional Redemption,” we may redeem some or all of the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes, plus an applicable “make-whole premium” as set forth under “Description of Exchange Notes—Optional Redemption,” along with accrued and unpaid interest to the date of redemption.

Offer to Repurchase Following Change of Control	Upon a change of control, if we do not redeem the exchange notes, each holder of exchange notes will be entitled to require us to purchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Our ability to purchase the exchange notes upon a change of control will be limited by the terms of our then outstanding debt agreements. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	sell assets;

•	declare or pay dividends or distributions on our equity interests or purchase or redeem equity interests;

•	make investments or other specified restricted payments;

•	incur or guarantee additional indebtedness and issue disqualified or preferred equity;

•	create liens;

•	enter into agreements that restrict the ability of our restricted subsidiaries to pay dividends, make intercompany loans or transfer assets to us;

•	effect a merger, consolidation or sale of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

•	These and other covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.”

Covenant Suspension/Termination	If the exchange notes receive an investment grade rating by either S&P or Moody’s and no default has occurred and is continuing under the indenture governing the exchange notes, our obligation to comply with certain of the covenants described above under “Description of Exchange Notes—Certain Covenants” (as set forth under “Description of Exchange Notes—Covenant Suspension and Termination”) will be suspended, provided that if on a subsequent date that investment grade rating is withdrawn or downgraded below an investment grade rating or we or one of our affiliates enters into an agreement to effect a transaction that the rating agency that has given us an investment grade rating on the exchange notes has indicated would cause such rating to be withdrawn, then we will thereafter again be subject to such suspended covenants.

If, however, the exchange notes receive an investment grade rating by both S&P and Moody’s and no default has occurred and is continuing under the indenture governing the exchange notes, then such obligations that would have otherwise been suspended will instead be terminated as described under “Description of Exchange Notes—Covenant Suspension and Termination.”

No Prior Market	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Beneficial interests in the exchange notes will be evidenced by, and transfers will be effected only through, records maintained by DTC participants.

Form and Denomination	Exchange notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should consider carefully all the information included and incorporated by reference in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus and the documents incorporated by reference, before deciding whether to participate in the exchange offer.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included and incorporated by reference in this prospectus, including the financial statements and related notes and information under the caption “Risk Factors” and elsewhere in our registration statement on Form 10 filed June 16, 2014, our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings incorporated by reference in this prospectus, before deciding to exchange your original notes for exchange notes pursuant to this exchange offer. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be adversely affected.

Risks Related to the Exchange Offer

If you do not exchange your original notes, you may have difficulty transferring them at a later time.

We will issue exchange notes in exchange for the original notes after the exchange agent receives your original notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the offering memorandum distributed in connection with the private placement of the original notes. Accordingly, you would need to comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds original notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any original notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of notes expected to remain outstanding following the completion of the exchange offer.

If you wish to tender your original notes for exchange, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for original notes only after the exchange agent receives such original notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your original notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor SSE has any duty to give you notice of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the original notes.

In addition, if you tender your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds original notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such original notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

Risks Related to the Exchange Notes

The exchange notes will be unsecured and effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the existing and future indebtedness of our subsidiaries.

The exchange notes will be general unsecured senior obligations ranking effectively junior to all of our existing and future secured indebtedness and liabilities. The exchange notes will also be structurally subordinated to any existing and future indebtedness and other liabilities (other than indebtedness and liabilities owed to us) of our subsidiaries that do not guarantee the exchange notes, including the 2019 Notes, the Revolving Credit Facility and the Term Loan.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, our secured debt, if any, will be entitled to be paid in full from the assets securing that debt before any payment may be made with respect to the exchange notes. In addition, because the exchange notes will be structurally subordinated to the 2019 Notes, in connection with a foreclosure upon our assets and those of our subsidiaries, the holders of the 2019 Notes would be paid out of our remaining assets before holders of the exchange notes would be entitled to payment with respect to those assets. Holders of the exchange notes will participate ratably in the remaining assets with all holders of our unsecured indebtedness, including debt incurred after the exchange notes are issued that does not rank junior to the exchange notes, including trade payables and all of the other general indebtedness, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes would likely receive less, ratably, than holders of secured indebtedness.

As of June 30, 2014, we had approximately $1.572 billion of consolidated indebtedness, including borrowings under the Term Loan of $400.0 million and borrowings under the Revolving Credit Facility of $22.4 million, all of which are secured. Additionally, the Revolving Credit Facility provides for borrowings of up to $275.0 million, all of which would be secured.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own or lease all of our operating assets. As a result, our ability to make required payments on the exchange notes will depend on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us will be restricted but not prohibited by our 2019 Notes and may be restricted by, among other things, applicable state laws and other laws and regulations.

The exchange notes will not initially be guaranteed, and will only be guaranteed by our subsidiaries in the future in certain circumstances.

Under the terms of the 2019 Notes, our subsidiaries will initially be unable to guarantee the exchange notes. When the 2019 Notes are repaid or refinanced, or in certain other limited circumstances described under “Description of Exchange Notes—Certain Covenants—Additional Guarantees,” our subsidiaries will be required to guarantee the exchange notes. Until that time, the exchange notes will remain structurally subordinated in right of payment to the 2019 Notes and all other existing and future indebtedness of our subsidiaries. If we are unable to make payments of interest or principal on the exchange notes at any time during which the exchange notes are not guaranteed, you may lose all or part of your investment.

We may not be able to determine when a change of control has occurred.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your exchange notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

We may not be able to repurchase the exchange notes upon a change of control or an offer to repurchase the exchange notes in connection with an asset sale as required by the indenture.

Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the exchange notes at a price equal to 101% of the aggregate principal amount of the exchange notes repurchased, plus accrued and unpaid interest, up to but not including the date of repurchase. In addition, in connection with certain asset sales, we may be required to offer to use the net proceeds of such asset sales to repurchase the exchange notes in cash at a price equal to 100% of the principal amount of the exchange notes to be repurchased, plus accrued and unpaid interest, up to but not including the date of repurchase. We may not have sufficient funds available to repurchase all of the exchange notes tendered pursuant to any such offer and any other indebtedness that would become payable upon a change of control or in connection with such an asset sale offer.

Many of the covenants contained in the indenture will be suspended or will terminate if the exchange notes receive investment grade ratings.

If the exchange notes receive an investment grade rating by either S&P or Moody’s and no default under the indenture governing the exchange notes has occurred and is continuing, our obligations to comply with certain of the covenants will be suspended, provided, however, that the suspended covenants may be reinstated if at some subsequent date the investment grade rating is withdrawn or downgraded or we or an affiliate of ours enters into an agreement to effect a transaction, which the rating agency that has given the exchange notes an investment grade rating has indicated that if consummated, would result in the withdrawal of the investment grade rating. In addition, if the exchange notes receive an investment grade rating by both S&P and Moody’s and no default under the indenture governing the exchange notes has occurred and is continuing, these covenants and obligations that would otherwise be suspended will instead be terminated. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. In addition, if the exchange notes receive an investment grade rating by both S&P and Moody’s and subsequently are rated below investment grade by either or both S&P and Moody’s, these terminated covenants will not be reinstated.

Your ability to transfer the exchange notes may be limited by the absence of a trading market.

The exchange notes will be new securities for which currently there is no trading market. We do not initially intend to apply for listing of the exchange notes on any securities exchange or stock market. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend on the number of holders of those exchange notes, the interest of securities dealers in making a market in those exchange notes and other factors. Accordingly, we cannot assure you as to the development, maintenance or liquidity of any market for the exchange notes. If the exchange notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruption may adversely affect the holders of the exchange notes. To the extent that an active trading market for the exchange notes does not develop, the liquidity and trading prices for the exchange notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the exchange notes as collateral for loans.

Future trading prices of the exchange notes will depend on many factors, including but not limited to:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the original notes for the exchange notes, as required by the registration rights agreement;

•	the interest of the securities dealers in making a market in the exchange notes; and

•	the market for similar securities.

Changes in our credit ratings or the debt markets may adversely affect the market price of the exchange notes.

The price for the exchange notes will depend on a number of factors, including but not limited to:

•	our credit ratings with major credit rating agencies;

•	prevailing market interest rates and interest rates being paid by other companies similar to us;

•	our financial condition, operating performance and future prospects;

•	market analysts’ perception of our company, our growth prospects and our industry in general; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the exchange notes. In addition, we expect one or more rating agencies to rate the exchange notes. If such rating agencies either assign the exchange notes a rating lower than the rating expected by investors, or reduce the rating in the future, the market price of the exchange notes would be adversely affected. If any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the exchange notes may decrease. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries.

We may be able to incur more debt and long-term lease obligations in the future, and our increased debt level could increase the risks associated with the exchange notes.

The indenture governing the 2019 Notes restricts but does not prohibit us and our subsidiaries from incurring additional indebtedness, which may be secured, in the future. Additionally, the Revolving Credit Facility and the Term Loan restrict but do not prohibit us and our subsidiaries from incurring additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of June 30, 2014, we have approximately $1.572 billion of consolidated indebtedness, including borrowings under the Term Loan of $400.0 million and borrowings under the Revolving Credit Facility of $22.4 million, all of which are secured. Additionally, the Revolving Credit Facility provides for borrowings of up to $275.0 million, all of which would be secured.

In addition, the indenture governing the 2019 Notes, the Revolving Credit Facility and the Term Loan restrict but do not prohibit us and our subsidiaries from entering into sale-leaseback transactions and capital lease obligations. In lieu of incurring debt, we have and may continue to raise capital through sale-leaseback transactions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements” and Note 6 “Commitments and Contingencies” to our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 5, 2014, incorporated by reference into this prospectus.

Our level of indebtedness and long-term lease obligations will have several important effects on our future operations, including, without limitation:

•	requiring us to dedicate a significant portion of our cash flow from operations to support the payment of debt service;

•	increasing risk of our vulnerability to adverse changes in general economic and industry conditions, and putting us at a competitive disadvantage against other competitors that have less fixed obligations and more cash flow to devote to their businesses;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes; and

•	limiting our flexibility in operating our business and preventing us from engaging in certain transactions that might otherwise be beneficial to us.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, cash flow and ability to satisfy our obligations under the exchange notes.

The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the exchange notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, to the extent the exchange notes would be guaranteed by a subsidiary, such subsidiary guarantees can be voided, or claims under the guarantee of a subsidiary may be further subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantee of a subsidiary may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We expect that each subsidiary guarantee would contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

THE EXCHANGE OFFER

This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose and Effects of the Exchange Offer

We sold the original notes in transactions that were exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the original notes are subject to transfer restrictions. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As a condition to the initial sale of the original notes, we and the initial purchasers entered into a registration rights agreement on June 26, 2014. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. Under the registration rights agreement, we are required, among other things, to:

•	within 365 days after the closing of the private placement on June 26, 2014, use our commercially reasonable efforts to cause to be effective a registration statement registering the proposed offer and exchange of any and all original notes for registered exchange notes with substantially identical terms, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest;

•	keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the original notes; and

•	use our commercially reasonable efforts to consummate the exchange offer within 30 business days after the registration statement has become effective, or such longer period as may be required by United States securities law.

In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of original notes and exchange notes.

If we fail to comply with the requirements of the registration rights agreement, the interest rate on the original notes may increase. Specifically, if (i) the exchange offer is not consummated within 30 business days after the 365th day following the closing of the private placement on June 26, 2014 (or, if the exchange offer is not permitted, the shelf registration statement is not filed on or prior to the date specified for such filing) or (ii) a registration statement with respect to the original notes is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose (any such event referred to in the clauses above, a “Registration Default”), the annual interest rate borne by the original notes will be increased by 0.25% per annum with respect to the first 90 days after the applicable Registration Default, and, if such default is not cured prior to the end of such 90-day period, by an additional 0.25% per annum (together with the increase described in the preceding clause, as applicable, the “Additional Interest”) with respect to each subsequent 90-day period, up to a maximum amount of additional interest of 1.0% per annum.

The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

The exchange offer will be open for at least 20 business days (or longer, if required by applicable law) after the date notice thereof is mailed to the holders of the original notes. During the exchange offer period, we will exchange the exchange notes for all original notes properly surrendered and not withdrawn before the Expiration Date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the original notes will not apply to the exchange notes. The exchange notes issued in exchange for the original notes are expected to bear a different CUSIP number and ISIN number from any unexchanged original notes. Holders of the exchange notes and the original notes will vote as one series under the indenture governing the notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such holder meets the following conditions:

•	such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

•	such holder is not our “affiliate”; and

•	such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder that complies with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives therefor pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. See “Plan of Distribution.” Each broker-dealer that receives exchange notes in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Consequences of Failure to Exchange

Original notes that are not exchanged for exchange notes in the exchange offer will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Original notes will remain outstanding and will continue to accrue interest, but holders of such original notes will not be able to require us to register them under the Securities Act, except in the limited circumstances set forth in the registration rights agreement. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred except:

(1)	to us, upon redemption thereof or otherwise;

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A;

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act;

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

(5)	in reliance on another exemption from the registration requirements of the Securities Act; or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar or any co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar and any co-registrar.

To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected following completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Notes—If you do not exchange your original notes, you may have difficulty transferring them at a later time.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all original notes validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. The exchange notes will accrue interest on the same terms as the original notes; however, holders of the original notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the original notes will become obligations under the exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

•	the exchange notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act; and

•	except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

As of the date of this prospectus, $500.0 million in aggregate principal amount of the original notes are outstanding. The exchange notes will evidence the same debt as the original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

We are sending this prospectus and the letter of transmittal to holders of the original notes through the facilities of The Depositary Trust Company, or DTC, whose nominee, Cede & Co., is the registered holder of the original notes. The original notes are represented by permanent global notes in fully registered form, without coupons, which have been deposited with the trustee for the notes, as custodian for DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. The term “holder,” as used in this prospectus, means those DTC participants in whose name interests in the global notes are credited on the books of DTC, and those persons who hold interests through such DTC participants. The term “original notes,” as used in this prospectus, means such interests in the global notes. Like the original notes, the exchange notes will be deposited with the trustee for the notes as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Holders of the original notes do not have any appraisal or dissenter’s rights under state law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Securities Act, the Exchange Act, and the SEC’s rules and regulations thereunder.

We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is Wells Fargo Bank, National Association. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly following the Expiration Date. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See “—Fees and Expenses.”

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “—Conditions to the Exchange Offer” below.

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on                     , 2014 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

If we extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

We reserve the right, in our sole discretion,

•	to extend the exchange offer;

•	to delay accepting any original notes;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied; or

•	to amend the terms of the exchange offer in any manner.

We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the original notes, at the rate of 6.5% per annum, payable semi-annually in arrears on July 15 and January 15 of each year, beginning January 15, 2015.

Procedures for Tendering Original Notes

Tenders of Original Notes; Book- Entry Delivery Procedure.

All of the original notes are held in book-entry form, and tenders may be made through DTC’s Book-Entry Transfer Facility or the guaranteed delivery procedures set forth below.

The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at DTC is referred to as a “Book-Entry Confirmation.” In addition, DTC participants on or before the Expiration Date must either:

•	properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, with any required signature guarantees, to the exchange agent at one or more of its addresses below, or

•	transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”), for which the exchange offer is eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Although delivery of original notes is to be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-

entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth below on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of the letter of transmittal or other required documents to DTC does not constitute delivery to the exchange agent.

The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder’s acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the persons tendering original notes and delivering letters of transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are delivered to the exchange agent on or prior to the Expiration Date (accompanied by a completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject the tender of such original notes. The exchange of original notes for exchange notes will be made only against the tendered original notes, which must be deposited with the exchange agent prior to or on the Expiration Date, and receipt by the exchange agent of all other required documents prior to or on the Expiration Date.

Tender of Original Notes Held Through a Nominee. If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. A letter of instruction from your bank, depository, broker, trust company or other nominee may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct its nominee to effect the tender of the original notes of the beneficial owner.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the original notes tendered thereby are tendered (1) by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instructions 5 and 6 of the letter of transmittal. If the original notes are in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the holder of such original notes, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 5 and 6 of the letter of transmittal.

Guaranteed Delivery. If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under ATOP prior to the Expiration Date, you may tender if:

•	the tender is made by or through an Eligible Institution;

•	prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that Eligible Institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted Agent’s Message relating to a notice of guaranteed delivery stating:

•	your name and address, the registration number or numbers of your original notes and the principal amount of original notes tendered; and

•	that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date of the exchange offer, the letter of transmittal or facsimile thereof or Agent’s Message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or Agent’s Message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above. See Instruction 2 of the letter of transmittal.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes will not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes tendered into the exchange agent’s account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

Withdrawal of Tenders

Tenders of original notes in the exchange offer may be withdrawn at any time on or prior to the Expiration Date. To be effective, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn original notes and must otherwise comply with DTC’s procedures.

If the original notes to be withdrawn have been identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon the exchange agent’s receipt of written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures. Any failure to follow these procedures will not result in any original notes being withdrawn. We and the exchange agent may reject any withdrawal request not in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be conclusive, final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered on or prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under “—Procedures for Tendering Original Notes” at any time on or prior to the Expiration Date.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Return of Original Notes

If any surrendered original notes are not accepted for any reason described herein or if original notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those original notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of original notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such original notes will be returned to the surrendering person or credited to an account maintained with DTC promptly.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer does not violate applicable law or any applicable interpretations of the staff of the SEC;

•	that no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer;

•	the due tendering of original notes and the delivery to the exchange agent of the letter of transmittal or an Agent’s Message (and all other required documents), or compliance with the guaranteed delivery procedures, each in accordance with the exchange offer; and

•	that each holder of the original notes exchanged in the exchange offer shall have represented (i) that any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act, (iii) that it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of us or any subsidiary guarantor, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes and (v) if such holder is a broker-dealer that will receive exchange notes in exchange for notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such exchange notes.

If we determine that any of the conditions to the exchange offer are not satisfied in accordance with their terms, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	terminate the exchange offer;

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the original notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. The exchange agent, among other things, will not be (i) liable for any act or omission unless such act or omission constitutes its own gross negligence or willful misconduct and in no event will the exchange agent be liable to a security holder, us or any third party for special, punitive, indirect or consequential damages, including, but not limited to, lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer, (ii) obligated to take any legal action with respect to the exchange offer which might, in its judgment, involve any risk of expense, loss or liability, unless it will be furnished with indemnity satisfactory to it or (iii) liable or responsible for any statement contained in this prospectus. We will indemnify the exchange agent with respect to certain matters relating to the exchange offer.

You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery and requests for other documents to the exchange agent as follows:

Delivery by Registered or Certified Mail:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

6th St & Marquette Avenue

Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

Northstar East Building – 12th Floor

608 Second Avenue South

Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):

(877) 407-4679

For Information or Confirmation by

Telephone:

(800) 344-5128

Wells Fargo Bank, National Association also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telecopy, telephone or in person by our or our affiliates’ officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses. We will also pay other cash expenses to be incurred in connection with the exchange offer, including registration fees, accounting and legal fees, printing costs and related fees and expenses.

Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for the Exchange Offer

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Other

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. In exchange for issuing the exchange notes as contemplated in this exchange offer, we will receive original notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except as described below under the heading “The Exchange Offer — Terms of the Exchange Offer.” The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data. The selected historical financial data as of June 30, 2014 and for each of the six-month periods ended June 30, 2014 and 2013 are derived from the unaudited consolidated financial statements incorporated by reference in this prospectus. The selected historical financial data as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected historical financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements not incorporated by reference in this prospectus. Our historical combined financial statements for periods and as of dates prior to our formation on October 25, 2011 were prepared on a “carve-out” basis from Chesapeake and are intended to represent the financial results of Chesapeake’s oilfield services operations, which is our accounting predecessor, for the periods presented. The selected historical financial data is not necessarily indicative of results to be expected in future periods and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent public company during the periods presented, including changes that have occurred in our operations as a result of the Spin-off. The selected historical financial data should be read together with the audited consolidated financial statements and accompanying notes and “Risk Factors.”

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
	(in thousands)
Income Statement Data:
Revenues, including revenues from affiliates	$1,059,176	$1,126,951	$2,188,205	$1,920,022	$1,303,496	$815,756	$650,279
Operating costs	816,174	872,433	1,717,709	1,390,786	986,239	667,927	555,925
Depreciation and amortization	144,294	142,601	289,591	231,322	175,790	103,339	70,124
General and administrative, including expenses from affiliates	40,254	41,413	80,354	66,360	37,074	25,312	17,735
(Gains) losses on sales of property and equipment	(7,986)	(1,371)	(2,629)	2,025	(3,571)	(854)	(1,551)
Impairments and other(1)	22,980	6,741	74,762	60,710	2,729	9	26,797

Operating income (loss)	43,460	65,134	28,418	168,819	105,235	20,023	(18,751)

Interest expense, including expenses from affiliates	(32,307)	(28,149)	(56,786)	(53,548)	(48,802)	(38,795)	(22,650)
Losses and impairment from equity investees	(5,417)	(1,173)	(958)	(361)	—	(2,243)	(164)
Other income (expense)	757	461	1,758	1,543	(2,464)	211	(283)

Total other expense	(36,967)	(28,861)	(55,986)	(52,366)	(51,266)	(40,827)	(23,097)

Income (loss) before income taxes	6,493	36,273	(27,568)	116,453	53,969	(20,804)	(41,848)
Income tax expense (benefit)	3,338	14,866	(7,833)	46,877	26,279	(4,195)	(7,226)

Net income (loss)	3,155	21,407	(19,735)	69,576	27,690	(16,609)	(34,622)

Less: Net loss attributable to noncontrolling interest	—	—	—	—	(154)	(639)	—

Net income (loss) attributable to Seventy Seven Energy Inc.	$3,155	$21,407	$(19,735)	$69,576	$27,844	$(15,970)	$(34,622)

Net income (loss) per common share(2)	$0.07	$0.46	$(0.42)	$1.48	$0.59	$(0.34)	$(0.74)
Balance Sheet Data:
Cash	$8,476	$1,646	$1,678	$1,227	$530	$370	$236
Total property and equipment, net	$1,730,973	$1,507,186	$1,497,476	$1,581,519	$1,247,817	$923,694	$710,465
Total assets	$2,246,753	$2,150,753	$2,026,893	$2,119,511	$1,597,136	$1,059,607	$824,112
Total long-term debt	$1,568,400	$1,048,900	$1,055,000	$1,068,200	$679,000	$629,200	$497,875
Total equity	$267,646	$605,263	$547,192	$596,817	$548,896	$170,430	$181,948
Other Financial Data:
Capital expenditures (including acquisitions)	$256,778	$147,487	$349,806	$622,825	$752,715	$273,154	$325,895
Cash Flows Data:
Cash flows provided by operating activities	$121,934	$144,870	$337,071	$211,151	$240,046	$94,385	$26,523
Cash flows used in investing activities	$(195,935)	$(111,978)	$(296,817)	$(577,324)	$(658,470)	$(226,716)	$(322,910)
Cash flows provided by (used in) financing activities	$80,799	$(32,473)	$(39,803)	$366,870	$418,584	$132,465	$296,326

(1)	We recorded an impairment to goodwill in the amount of $19.8 million and an impairment of long-lived assets in the amount of $7.0 million for the year ended December 31, 2009. We recorded impairments of long-lived assets and lease termination costs in the amount of $35.8 million and $24.9 million, respectively, for the year ended December 31, 2012. We recorded impairments of long-lived assets and lease termination costs in the amount of $52.4 million and $22.4 million, respectively, for the year ended December 31, 2013. We recorded impairments of long-lived assets and lease termination costs in the amount of $14.5 million and $8.4 million, respectively, for the six months ended June 30, 2014.
(2)	On June 30, 2014, 46,932,433 shares of our common stock were distributed to Chesapeake shareholders in conjunction with the Spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, we have assumed this amount to be outstanding as of the beginning of each period presented in the calculation of net (loss) income per common share.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. Because we did not have preferred stock outstanding during any such periods, our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	Six Months Ended June 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)	1.3x	0.7x	2.2x	1.6x	0.7x	0.2x
Insufficient coverage (in thousands)	$—	$27,360	$—	$—	$18,887	$44,296

(1)	For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income (loss) before income taxes, cumulative effect of accounting change, pre-tax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), portion of rent expense representative of interest factor and amortization of debt expenses and discount or premium relating to any indebtedness.

DESCRIPTION OF EXCHANGE NOTES

On June 26, 2014, SSE issued $500.0 million in aggregate principal amount of its 6.5% senior notes due 2022, which we refer to as the original notes. The exchange notes issued in exchange for the original notes are expected to bear a different CUSIP number and ISIN number from any unexchanged original notes. Holders of the exchange notes and the original notes will vote as one series under the indenture governing the notes.

The original notes were, and the exchange notes will be, issued under an indenture, dated as of June 26, 2014 (the “Indenture”) by and between SSE and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Notes, the Indenture and the registration rights agreement entered into on June 26, 2014 by and among SSE and the initial purchasers of the notes (the “Registration Rights Agreement”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes, the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because those documents, and not this description, define the obligations of SSE and any guarantors thereunder and your rights as holders of the Notes.

You will find definitions to certain capitalized terms used in this description under the heading “—Certain Definitions.” As used in this description, references to the terms “the Issuer,” “SSE,” “we,” “us” and “our” refer only to Seventy Seven Energy Inc., as the issuer of the Notes, and not to any of its Subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders of the Notes have rights under the Indenture, and all references to “holders” in this description are to registered holders of the Notes. See “— Book-Entry, Delivery and Form — Depositary Procedures.”

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The Notes will:

•	be general unsecured senior obligations of SSE;

•	rank senior in right of payment to all future subordinated Indebtedness of SSE;

•	rank pari passu in right of payment with all existing and future unsecured Senior Indebtedness of SSE, including SSE’s guarantees of the 2019 Notes;

•	rank effectively junior to all existing and future secured Indebtedness and liabilities of SSE to the extent of the value of the assets of SSE constituting collateral securing such Indebtedness and liabilities, including SSE’s guarantees of the Revolving Credit Facility and the Term Loan Facility;

•	be structurally subordinate to all existing and future Indebtedness and other liabilities and preferred stock (other than Indebtedness and liabilities owed to SSE) of SSE’s Subsidiaries that do not guarantee the Notes, including, but not limited to, Indebtedness under each of the 2019 Notes, the Revolving Credit Facility and the Term Loan Facility;

•	initially not be guaranteed, but upon the full repayment or refinancing of the 2019 Notes, will be unconditionally guaranteed by the Subsidiary Guarantors under the 2019 Notes on a senior unsecured basis; and

•	be structurally subordinate to all existing and future secured Indebtedness and other liabilities of SSE’s Subsidiaries that guarantee the Notes to the extent of the value of the assets of such Subsidiaries constituting collateral securing such Indebtedness and liabilities.

The Subsidiary Guarantees

Initially, the Notes will not be guaranteed, but (i) upon the full repayment or refinancing of the 2019 Notes, the Notes will be fully and unconditionally guaranteed by (a) each Domestic Subsidiary of SSE that has outstanding Indebtedness or has outstanding guarantees of Indebtedness in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million at the time of such full repayment or refinancing of the 2019 Notes and (b) each Domestic Subsidiary of SSE that incurs any Indebtedness or guarantees any Indebtedness of SSE or any Subsidiary Guarantor in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million, and (ii) prior to the full repayment or refinancing of the 2019 Notes, the Notes will be fully and unconditionally guaranteed by each Domestic Subsidiary of SSE (other than SSO or a Subsidiary of SSO) that has outstanding Indebtedness or has guaranteed any Indebtedness of SSE or any Subsidiary Guarantor and the aggregate principal amount of Indebtedness incurred or guaranteed by such Domestic Subsidiary exceeds $15.0 million. The obligation of SSE’s newly created or acquired Subsidiaries to guarantee the Notes is described below under “—Certain Covenants—Additional Subsidiary Guarantees.”

At such time as the Notes are guaranteed by the Subsidiary Guarantors, each such guarantee of the Notes by a Subsidiary Guarantor will:

•	be a general unsecured senior obligation of that Subsidiary Guarantor;

•	rank senior in right of payment to all future subordinated Indebtedness of that Subsidiary Guarantor;

•	rank pari passu in right of payment with all existing and future unsecured Senior Indebtedness of that Subsidiary Guarantor, including Indebtedness in respect of the 2019 Notes; and

•	rank effectively junior to all existing and future secured Indebtedness of that Subsidiary Guarantor, including Indebtedness under the Revolving Credit Facility and the Term Loan Facility.

As of June 30, 2014, all of our Subsidiaries were “Restricted Subsidiaries” and our Restricted Subsidiaries that guarantee the 2019 Notes will guarantee the Notes at such time as the 2019 Notes have been fully repaid or refinanced. Under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Indenture and will not guarantee the Notes, even after the 2019 Notes are repaid or refinanced, for so long as they remain an Unrestricted Subsidiary.

In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary of SSE, the non-guarantor Subsidiary of SSE will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to SSE.

Principal, Maturity and Interest

On June 26, 2014, SSE issued the original notes in an aggregate principal amount of $500.0 million. SSE may issue an unlimited principal amount of additional Notes under the Indenture from time to time after this offering having identical terms and conditions as the Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue (the “Additional Notes”). Any issuance of Additional Notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. SSE will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on July 15, 2022.

Interest on the Notes will accrue at the rate of 6.5% per annum and will be payable semi-annually in arrears on July 15 and January 15, commencing on January 15, 2015. Additional interest may accrue on the Notes as liquidated damages in certain circumstances described in “The Exchange Offer,” and all references to “interest” in this description include any additional interest that may be payable on the Notes. SSE will make each interest payment to the holders of record on the July 1 and January 1 immediately preceding the relevant interest payment date.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no damages will accrue as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to SSE, SSE will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless SSE elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. SSE may change the paying agent or registrar without prior notice to the holders, and SSE or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by SSE, the Trustee or the registrar for any registration of transfer or exchange of Notes, but holders will be required to pay all taxes due on transfer. SSE will not be required to transfer or exchange any Note selected for redemption. Also, SSE will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

Initially, the Notes will not be guaranteed by any other entity. However, (i) upon the full repayment or refinancing of the 2019 Notes, the Notes will be guaranteed on a senior unsecured basis by (a) each Domestic Subsidiary of SSE that has outstanding Indebtedness or has outstanding guarantees of Indebtedness in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million at the time of such full repayment or refinancing of the 2019 Notes and (b) each Domestic Subsidiary of SSE that incurs any Indebtedness or guarantees any Indebtedness of SSE or any Subsidiary Guarantor in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million, and (ii) prior to the full repayment or refinancing of the 2019 Notes, the Notes will be guaranteed on a senior unsecured basis by each Domestic Subsidiary of SSE (other than SSO or a Subsidiary of SSO) that has outstanding Indebtedness or has guaranteed any Indebtedness of SSE or any Subsidiary Guarantor and the aggregate principal amount of Indebtedness incurred or guaranteed by such Restricted Subsidiary exceeds $15.0 million. See “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guarantee of a Subsidiary Guarantor automatically will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of SSE, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of SSE, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of SSE as a result of such sale or other disposition;

(3) if SSE designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge;”

(5) in the case of any Subsidiary Guarantor, at such time as such Subsidiary Guarantor ceases to be directly liable for, or guarantee any other Indebtedness of SSE or any Restricted Subsidiary, in an aggregate amount in excess of $15.0 million; or

(6) in the case of any Subsidiary Guarantor consolidating with, merging into or transferring all of its assets to SSE or another Subsidiary Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolving or otherwise ceasing to exist.

Optional Redemption

Except as described below, the Notes will not be redeemable at SSE’s option prior to July 15, 2017.

On and after July 15, 2017, SSE may, on one or more occasions, redeem all or a part of the Notes, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

At any time prior to July 15, 2017, SSE may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.5% of the principal amount, plus accrued and unpaid interest, if any, on the Notes to be redeemed on the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by SSE, provided that:

(1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding Notes held by SSE and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Prior to July 15, 2017, SSE may, on one or more occasions, redeem all or part of the Notes at a redemption price equal to the sum of:

(1) the principal amount of such Notes to be redeemed, plus

(2) the Make Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Make Whole Premium” means, with respect to a Note on any applicable redemption date, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at July 15, 2017 (as set forth above) plus (ii) any required interest payments due on such Note through July 15, 2017 (except for currently accrued and unpaid interest), discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, SSE shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. SSE will calculate the Treasury Rate no later than the second Business Day preceding the applicable redemption date and prior to such redemption date deliver to the Trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (or in the case of Notes in global form, the Trustee will select notes for redemption based on the method of The Depository Trust Company (“DTC”) that most nearly approximates a pro rata selection).

No Notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail (or, in the case of Notes in global form, pursuant to the applicable procedures of the DTC) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that optional redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except that any redemption described in the third paragraph under “—Optional Redemption” may, at SSE’s discretion, be subject to completion of the related Equity Offerings.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of the original Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless SSE defaults in making the redemption payment.

No Mandatory Redemption or Sinking Fund

Except as set forth below under “—Repurchase at the Option of Holders,” SSE is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the holders.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require SSE to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer on the terms set forth in the Indenture (the “Change of Control Offer”). In the Change of Control Offer, SSE will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase. Within 30 days following any Change of Control, SSE will mail to each holder a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

Promptly following the expiration of the Change of Control Offer, SSE will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, SSE will, on the Change of Control Payment Date:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by SSE.

The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, by such holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to holders who tender pursuant to the Change of Control Offer. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date, unless SSE defaults in making the Change of Control Payment.

SSE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require SSE to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable, except as described in the following paragraph. Except as described above with respect to a Change of Control, the

Indenture does not contain provisions that permit the holders of the Notes to require that SSE repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Subject to SSE’s compliance with the other covenants described below under “—Certain Covenants,” SSE could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect SSE’s capital structure or credit rating.

SSE will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SSE and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of SSE and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require SSE to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of SSE and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that not less than 90% of the aggregate principal amount of the then outstanding Notes are properly tendered and not withdrawn under a Change of Control Offer and SSE, or any third party making a Change of Control Offer in lieu of SSE as described above, purchases all of such Notes, SSE will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding to the date of redemption of such Notes.

SSE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, SSE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

Asset Sales

SSE will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) SSE (or a Restricted Subsidiary of SSE, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by SSE or such Restricted Subsidiary in the Asset Sale is in the form of cash or Cash Equivalents or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of SSE or any Restricted Subsidiary of SSE, as shown on SSE’s most recent consolidated balance sheet (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities owed to SSE or any Subsidiary of SSE), that are expressly assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases SSE or such Restricted Subsidiary from further liability;

(b) any non-cash consideration received by SSE or such Restricted Subsidiary from such transferee that are converted by SSE or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(c) the fair market value of (i) any assets (other than securities) used or useful in a Permitted Business, (ii) Equity Interests acquired from a Person other than SSE or any Restricted Subsidiary of SSE in a Person that is engaged in a Permitted Business and that shall become a Restricted Subsidiary of SSE immediately upon the acquisition of such Equity Interests or (iii) a combination of (i) and (ii); and

(d) any Designated Non-cash Consideration received by SSE or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that has not, prior to such time, been converted into cash or Cash Equivalents, not to exceed the greater of (i) $25.0 million or (ii) 2.0% of SSE’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any casualty, actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, SSE or a Restricted Subsidiary of SSE, as the case may be, may apply such Net Proceeds at its option:

(1) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of SSE or any Restricted Subsidiary of SSE (other than Indebtedness owed to SSE or an Affiliate of SSE);

(2) to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case, engaged in a Permitted Business;

(3) to make capital expenditures in a Permitted Business; or

(4) to acquire other non-current assets (other than securities) to be used in a Permitted Business;

provided that SSE or the applicable Restricted Subsidiary of SSE will be deemed to have complied with this paragraph if, within 365 days of such Asset Sale, SSE or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or entered into a binding agreement with respect to an expenditure or Investment, in compliance with this paragraph, and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Proceeds, SSE may expend or invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

When the aggregate amount of Excess Asset Sale Proceeds exceeds $50.0 million, SSE will, within 60 days after the designation of such proceeds as Excess Asset Sale Proceeds, make an offer (an “Asset Sale Offer”) to the holders of Notes and, to the extent required, the holders of any other Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in this covenant, to purchase on a pro rata basis the maximum principal amount of the Notes and such other Senior Indebtedness that may be purchased or prepaid, as applicable, out of the Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Senior Indebtedness to be purchased or prepaid (or accreted amount in the case of any Senior Indebtedness issued with original issue discount) plus accrued and unpaid interest thereon to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase.

To the extent that the aggregate principal amount of Notes and other Senior Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, SSE and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of the Notes and such other Senior Indebtedness surrendered by holders thereof exceeds the amount of the Excess Asset Sale Proceeds, SSE will select the Notes and such other Senior Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Senior Indebtedness tendered in the offering. Upon completion of each Asset Sale Offer, the amount of Excess Asset Sale Proceeds will be reset at zero.

SSE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, SSE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Senior Credit Facilities contain, and future agreements governing SSE’s other Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of the Notes of their right to require SSE to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on SSE. In the event a Change of Control or Asset Sale occurs at a time when SSE is prohibited from purchasing Notes, SSE could seek the consent of its lenders under those agreements to the purchase of the Notes or could attempt to refinance the borrowings under the agreements that contain such prohibition. If SSE does not obtain a consent or repay those borrowings, SSE will remain prohibited from purchasing the Notes. In that case, SSE’s failure to purchase tendered Notes would constitute an Event of Default (as defined in the Indenture) under the Indenture that could, in turn, constitute a default under the other Indebtedness of SSE. Finally, SSE’s ability to pay cash to the holders of the Notes upon a repurchase may be limited by SSE’s then-existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control or an offer to repurchase the notes in connection with an asset sale as required by the indenture.”

Certain Covenants

Restricted Payments

SSE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of SSE’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by SSE or any Restricted Subsidiary in connection with any merger or consolidation involving SSE or any of its Restricted Subsidiaries) or to the direct or indirect holders of SSE’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SSE or payable to SSE or a Restricted Subsidiary of SSE);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving SSE) any Equity Interests of SSE or any direct or indirect parent of SSE (except in exchange for Equity Interests (other than Disqualified Stock) of SSE and except for any such Equity Interests owned by SSE or any Restricted Subsidiary of SSE);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of SSE or any Restricted Subsidiary of SSE, except (a) a payment of interest or principal within one year of the Stated Maturity thereof or (b) payments on Indebtedness owed to SSE or a Restricted Subsidiary of SSE; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default (other than a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) SSE could, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth under the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by SSE and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (1), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14) and (15) of the following paragraph) is less than the sum (the “Restricted Payments Basket”), without duplication, of:

(a) 50% of the Consolidated Net Income of SSE on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing prior to the Issue Date and ending on the last day of SSE’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by SSE (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of SSE (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of SSE (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of SSE that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of SSE (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of SSE); plus

(c) 100% of the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness or Indebtedness held by a Subsidiary of SSE) of SSE or any Restricted Subsidiary is reduced on SSE’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any such Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of SSE (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any property (as determined in good faith by an officer of SSE), distributed by SSE upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by SSE or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary of SSE); plus

(d) an amount equal to the sum of (i) the net reduction in Restricted Investments made by SSE or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person and proceeds (including the fair market value of marketable securities or other property) realized on the sale or other disposition of any Restricted Investments and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by SSE or any Restricted Subsidiary since the Issue Date, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to

SSE’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by SSE or any Restricted Subsidiary in such Person or Unrestricted Subsidiary since the Issue Date, such excess shall not be included in this clause (d) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a) through (c).

The preceding provisions will not prohibit:

(1) the payment of a dividend or distribution to Chesapeake Energy Corporation, or a Subsidiary thereof, in an amount not to exceed the net proceeds from the issuance and sale of the Notes on the Issue Date;

(2) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or giving of redemption notice, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of the Indenture;

(3) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, the substantially concurrent contribution (other than from a Restricted Subsidiary of SSE) to the equity capital of SSE or sale (other than to a Restricted Subsidiary of SSE) of Equity Interests of SSE (other than Disqualified Stock), with any such payment being deemed “substantially concurrent” if made not more than 120 days after such contribution to equity capital or sale of Equity Interests of SSE; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket;

(4) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of SSE or any Subsidiary Guarantor, with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(5) the declaration or payment of any dividend or distribution by a Restricted Subsidiary of SSE to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to SSE or any Restricted Subsidiary of SSE than to the other holders of its Equity Interests;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SSE or any Restricted Subsidiary of SSE pursuant to any director or employee equity subscription agreement or equity option agreement or other management incentive plan, director or employee compensation agreement or employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the net cash proceeds received by SSE or any of its Restricted Subsidiaries from the issuance and sale of Equity Interests (other than Disqualified Stock) of SSE or any direct or indirect parent of SSE (to the extent contributed to SSE) to officers, directors or employees of SSE and its Restricted Subsidiaries or any direct or indirect parent of SSE that occurs after the Issue Date (provided that the amount of any such net cash proceeds utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket); plus

(b) the net cash proceeds of any “key man” life insurance policies received by SSE or any direct or indirect parent of SSE (to the extent contributed to SSE) or the Restricted Subsidiaries after the Issue Date that have not been applied to the payment of Restricted Payments pursuant to this clause (6);

provided that SSE may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to

SSE or any Restricted Subsidiary from any present or former officer, director or employee of SSE, any Restricted Subsidiary or the direct or indirect parents of SSE in connection with a repurchase of Equity Interests of SSE or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision hereof;

(7) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(8) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, or an Asset Sale, at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, after SSE shall have complied with the provisions set forth under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” above, as the case may be, and repurchased all Notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(9) the purchase by SSE of fractional shares arising out of stock dividends, splits, combinations or business combinations or conversion of securities exercisable or convertible into Equity Interests of SSE;

(10) the acquisition in open-market purchases of SSE’s Equity Interests for matching contributions to SSE’s employee retirement, stock purchase and deferred compensation plans in the ordinary course of business;

(11) the declaration and payment of dividends on Disqualified Stock of SSE or any Preferred Stock of any Restricted Subsidiary of SSE issued in accordance with the terms of the indenture governing the Notes to the extent such dividends are included in the calculation of Fixed Charges;

(12) dividends, payments and other distributions pursuant to a tax-sharing agreement or other similar arrangement to any equity owner of SSE or to any Person with whom SSE and its Restricted Subsidiaries file a consolidated, combined or similar tax return or with which SSE and its Restricted Subsidiaries are part of a consolidated, combined or similar group for tax purposes, provided that such dividends, payments and distributions do not exceed the amount of taxes SSE and its Restricted Subsidiaries collectively would have to pay on a stand-alone basis as a separate corporate taxable entity;

(13) payments to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sales of Assets;”

(14) any Restricted Payments attributable to or arising in connection with the Transactions and related transactions thereto pursuant to agreements or arrangements in effect on the Issue Date (including the Separation Documents) on substantially the terms described in the Offering Memorandum as of the date thereof or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced, are not materially more disadvantageous to SSE and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in the Offering Memorandum;

(15) other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (a) $150.0 million and (b) 7.5% of SSE’s Consolidated Tangible Assets determined at the time of making any such Restricted Payment; and

(16) Restricted Payments in an aggregate amount not to exceed $150.0 million; provided, however, that no Restricted Payment may be made pursuant to this clause (16) until the 2019 Notes have been fully repaid or refinanced.

provided that with respect to clauses (8), (10), (11), (15) and (16) of this paragraph, no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or be caused by such transaction.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by SSE or such Restricted Subsidiary of SSE, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (16) or is permitted to be made pursuant to the first paragraph of this covenant, SSE will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

SSE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), other than Permitted Indebtedness, SSE will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and SSE will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to issue any Preferred Stock, in each case, unless the Fixed Charge Coverage Ratio for SSE’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such reference period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”) or the issuance of any Preferred Stock described in clause (12) below:

(1) the incurrence by SSE or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding under this clause (1) not to exceed the greater of (a) $850.0 million, (b) the sum of $450.0 million plus 25% of SSE’s Consolidated Tangible Assets at the time of incurrence or (c) an amount equal to 2.0 times SSE’s Consolidated Cash Flow for the most recently ended four full fiscal quarters of SSE for which internal financial statements are available;

(2) the incurrence by SSE or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by SSE of Indebtedness represented by the Notes issued and sold on the Issue Date and the exchange notes issued pursuant to the Registration Rights Agreement, and by the Subsidiary Guarantors of Indebtedness represented by the related Subsidiary Guarantees with respect to the Notes or the exchange notes;

(4) the incurrence by SSE or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SSE or such Restricted Subsidiary or Attributable Debt in respect of sale-leaseback transactions, provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness, shall not exceed at any time outstanding, the greater of (a) $75.0 million or (b) 5.0% of SSE’s Consolidated Tangible Assets at the time of incurrence;

(5) the incurrence by SSE or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (9) or (14) of this paragraph or this clause (5);

(6) the incurrence by SSE or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SSE and any of its Restricted Subsidiaries; provided, however, that:

(a) if SSE is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither SSE nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SSE or a Restricted Subsidiary of SSE and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither SSE nor a Restricted Subsidiary of SSE will be deemed, in each case, to constitute an incurrence of such Indebtedness by SSE or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by SSE or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business for bona fide hedging purposes and not for speculative purposes;

(8) the incurrence by SSE or any of its Restricted Subsidiaries of Indebtedness arising from agreements of SSE or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of SSE or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of SSE or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that:

(a) such Indebtedness is not reflected on the balance sheet of SSE or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

(b) the maximum aggregate liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by SSE and its Restricted Subsidiaries in connection with such disposition;

(9) the incurrence by SSE or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(10) the guarantee by SSE or any Subsidiary Guarantor of Indebtedness of SSE or any of SSE’s Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes and the Subsidiary Guarantees, as the case may be;

(11) the incurrence by SSE or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of SSE or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of SSE or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(12) the issuance by any of SSE’s Restricted Subsidiaries to SSE or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than SSE or a Restricted Subsidiary of SSE; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is neither SSE nor a Restricted Subsidiary of SSE shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (12);

(13) Indebtedness of SSE or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements; and

(14) the incurrence by SSE or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) that, when taken together with all other Indebtedness of SSE outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (13) immediately above or the first paragraph of this covenant), does not exceed the greater of (a) $100.0 million or (b) 7.5% of SSE’s Consolidated Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, SSE will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under clause (1) of the second paragraph of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, as the case may be, for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of SSE as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that SSE or any Restricted Subsidiary of SSE may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of SSE or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

SSE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Indebtedness of SSE or a Restricted Subsidiary of SSE, the Notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Indebtedness so secured with the same priority that the Notes or Subsidiary Guarantees, as applicable, have to such Subordinated Indebtedness until such time as such Subordinated Indebtedness is no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of SSE or a Restricted Subsidiary of SSE, the Notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SSE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to SSE or any of its Restricted Subsidiaries; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on Capital Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on Capital Stock for purposes of this covenant;

(2) make loans or advances to, or pay any Indebtedness or other Obligations owed to, SSE or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to SSE or any such Restricted Subsidiary to other Indebtedness incurred by SSE or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its properties or assets to SSE or any of its Restricted Subsidiaries.

The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date (including, without limitation, the Senior Credit Facilities and the indenture governing the 2019 Notes), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes, the exchange notes issued pursuant to the Registration Rights Agreement and the Subsidiary Guarantees with respect to the Notes and the exchange notes;

(3) applicable law or any applicable rule, regulation, license, permit or order of any court or governmental authority;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by SSE or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of the Indenture to be incurred;

(5) Capital Lease Obligations, sale and leaseback transactions, mortgage financings or purchase money obligations, in each case, for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(6) restrictions imposed under any agreement to sell Equity Interests or assets to any Person that imposes restrictions on that property of the nature described in clause (3) of the preceding paragraph pending the closing of such sale;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of SSE that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) customary provisions in joint venture agreements, partnership agreements, limited liability company organizational documents, shareholder agreements and other similar agreements entered into in the ordinary course of business or that have been approved by the Board that restrict the disposition or distribution of ownership interests in or assets of such joint venture, partnership, limited liability company, corporation or similar Person;

(11) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the Indenture from time to time;

(14) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) SSE determines in good faith that any such encumbrance or restriction will not materially affect SSE’s ability to make principal or interest payments on the Notes;

(15) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(16) restrictions in respect of the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset entered into in the ordinary course of business;

(17) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, the property or assets of the Issuer or any Restricted Subsidiary subject to such transaction not otherwise prohibited by the indenture governing the Notes; and

(18) any other agreement governing Indebtedness of SSE or any of its Restricted Subsidiaries that is permitted to be incurred by the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” including but not limited to any Credit Facility; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in (x) the Revolving Credit Facility, with respect to credit agreements or (y) the Indenture as in effect on the Issue Date, with respect to indentures or term loan B facilities.

Merger, Consolidation or Sale of Assets

SSE

SSE may not, directly or indirectly: (1) consolidate or merge with or into another Person (regardless of whether SSE is the surviving Person); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of SSE and its Restricted Subsidiaries (taken as a whole), in one or more related transactions, to another Person, unless:

(1) either: (a) SSE is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than SSE) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Successor”) is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that if the surviving Person or Successor, as applicable, is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of SSE under the Indenture and the Notes pursuant to a supplemental indenture to the Indenture executed and delivered to the Trustee (for the avoidance of doubt, nothing contained herein shall require a Restricted Subsidiary that is a corporation to act as a co-obligor of the obligations of SSE under the Indenture and the Notes prior to the Conversion, subject, however, to the provisions described under the caption “—Certain Covenants—Addition of Corporate Co-Issuer”);

(2) the Successor assumes all the obligations of SSE under the Notes and the Indenture (and the Registration Rights Agreement, if any obligations thereunder remain unsatisfied) pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction or transactions, and the assumption of the obligations as set forth in clause (2) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) SSE or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio of SSE or the Successor, as the case may be, would be greater than or equal to the Fixed Charge Coverage Ratio of SSE and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which SSE has entered into a transaction or transactions under this covenant, will have confirmed to the Trustee in writing that its Subsidiary Guarantee will apply to the obligations of SSE or the Successor, as the case may be, in accordance with the Notes, the Indenture and the Registration Rights Agreement; and

(6) SSE has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (4) above will not apply (i) if, in the good faith determination of the Board of SSE, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of SSE, the organizational form of SSE or both (provided that at all times after the 31st day after the Issue Date, there shall be at least one co-Issuer of the Notes that is a corporation to the extent that SSE is not then a corporation), and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among SSE and any of its Restricted Subsidiaries.

Subsidiary Guarantor

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (regardless of whether such Subsidiary Guarantor is the surviving Person), another Person, other than SSE or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a)(i) such Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) unconditionally assumes all the obligations of that Subsidiary Guarantor under the Notes and the Indenture (including its Subsidiary Guarantee) on terms set forth in the Indenture; or

(b) such sale or other disposition is made in compliance with the “Asset Sale” provisions of the Indenture.

Upon any consolidation or merger of SSE or a Subsidiary Guarantor in circumstances in which such Subsidiary Guarantor’s Subsidiary Guarantee is not being released, or any transfer of all or substantially all of the assets of SSE or a Subsidiary Guarantor in accordance with the foregoing in circumstances in which such Subsidiary Guarantor’s Subsidiary Guarantee is not being released, in which SSE or such Subsidiary Guarantor is not the continuing obligor under the Notes or its Subsidiary Guarantee, as applicable, the surviving entity formed by such consolidation or into which SSE or such Subsidiary Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, SSE or such Subsidiary Guarantor under the Indenture, the Notes and the Subsidiary Guarantees with the same effect as if such surviving entity had been named therein as SSE or such Subsidiary Guarantor and, except in the case of a lease, SSE or such Subsidiary Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Subsidiary Guarantee, as the case may be, and all of SSE’s or such Subsidiary Guarantor’s other obligations and covenants under the Notes and the Indenture (including such Subsidiary Guarantor’s Subsidiary Guarantee), if applicable.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

SSE will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to SSE or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by SSE or such Restricted Subsidiary with a Person that is not an Affiliate of SSE or any such Restricted Subsidiary or is otherwise fair to SSE and its Restricted Subsidiaries from a financial point of view; and

(2) SSE delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with the preceding clause (1) of this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, a Board Resolution of SSE set forth in an officers’ certificate certifying that such Affiliate Transaction complies with the preceding clause (1) of this covenant and has been approved by the Board.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement, plan agreement or similar compensation arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by SSE or any of its Restricted Subsidiaries in the ordinary course of business or that has been approved by a majority of disinterested members of the Board and any payments or awards pursuant thereto;

(2) transactions between or among (a) SSE and one or more of its Restricted Subsidiaries and (b) any Restricted Subsidiaries of SSE;

(3) transactions with a Person that is an Affiliate of SSE solely because SSE or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(4) transactions pursuant to any administrative services agreement, any real property lease agreements and other arrangements with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements and any other agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially less favorable to SSE and its Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, including pursuant to any master services agreement and any services agreement in each case in the ordinary course of business and otherwise in accordance with the terms of the Indenture, on terms that are not materially less favorable to SSE and its Restricted Subsidiaries than those that could reasonably be expected to have been obtained in a comparable transaction by SSE or its Restricted Subsidiaries with a Person who is not an Affiliate of SSE or any Restricted Subsidiary of SSE;

(6) loans or advances to officers, directors, managers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(7) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers, directors or managers, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(8) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of SSE or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(9) issuances and sales of Equity Interests of SSE (other than Disqualified Stock) to Affiliates of SSE or any of its Restricted Subsidiaries; and

(10) any Permitted Investments or Restricted Payments that are permitted by the covenant described under the caption “—Restricted Payments;”

(11) transactions pursuant to agreements or arrangements (including the Separation Documents) in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to SSE and its Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date; and

(12) any transaction in which SSE or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of the first paragraph of this covenant.

Designation of Restricted and Unrestricted Subsidiaries

The Board of SSE may designate any Restricted Subsidiary of SSE to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of SSE is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by SSE and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by SSE. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary; provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less.

The Board of SSE may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if (1) all Indebtedness, Liens and Investments of such Subsidiary outstanding or in existence immediately following such designation would, if incurred or made at such time by a Restricted Subsidiary of SSE, have been permitted to be incurred or made for all purposes of the Indenture and (2) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

Upon the full repayment or refinancing of the 2019 Notes after the Issue Date (i) each Domestic Subsidiary of SSE that has outstanding Indebtedness or has outstanding guarantees of Indebtedness in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million at the time of such full repayment or refinancing of the 2019 Notes will become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 45 days of such repayment or refinancing of the 2019 Notes and (ii) each Domestic Subsidiary of SSE that incurs any Indebtedness or guarantees any Indebtedness of SSE or any Subsidiary Guarantor in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million, will become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 45 days of the end of the fiscal quarter during which it guaranteed or incurred such other Indebtedness. Prior to the full repayment or refinancing of the 2019 Notes, each Domestic Subsidiary of SSE (other than SSO or a Subsidiary of SSO) that has outstanding Indebtedness or has guaranteed any Indebtedness of SSE or any Subsidiary Guarantor and the aggregate principal amount of Indebtedness incurred or guaranteed by such Restricted Subsidiary exceeds $15.0 million, then that Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 45 days of the end of the fiscal quarter during which it guaranteed or incurred such other Indebtedness. The foregoing requirement does not apply to Subsidiaries of SSE that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Any Subsidiary Guarantee of a Restricted Subsidiary of SSE that was incurred pursuant to this paragraph shall be subject to the release and other provisions of the Indenture described above under the caption “—Subsidiary Guarantees” and below under the caption “—Legal Defeasance and Covenant Defeasance.”

The Indenture also permits any parent entity of SSE to guarantee the Notes. However, SSE does not currently have a parent entity.

Reports

For so long as any of the Notes are outstanding and SSE is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, SSE shall file with the Trustee, within 10 Business Days after the applicable date by which it would have been required to file the same with the Commission (as if SSE were a non-accelerated filer under the Exchange Act), all annual and quarterly financial statements, including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to that which SSE would have been required to include in such annual and quarterly reports on Forms 10-K and 10-Q (or any successor form), as if SSE had been subject to the requirements of Sections 13 or 15(d) of the Exchange Act. If SSE becomes subject to the requirements of such Section 13 or 15(d), SSE shall instead, so long as any of the Notes are outstanding, file with the Commission, within the time periods that it is required to file the same with the Commission, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act, the annual and quarterly reports on Forms 10-K and 10-Q (or any successor form), respectively, and the information, documents and other reports, including current reports that would be required to be filed (but not furnished) with the Commission on Form 8-K (or any successor form), that SSE would be required to file with the Commission pursuant to such Section 13 or 15(d). Subject to the next succeeding paragraph, the financial statements, reports and other information to be provided may be provided by SSE’s parent entity with respect to SSE’s parent entity on a combined or consolidated basis, and no separate financial statements or reports regarding SSE shall be required if such parent entity has delivered a guarantee as described above under the caption “—Additional Guarantees.”

If (a) SSE has designated any of its Subsidiaries as Unrestricted Subsidiaries or (b) SSE’s parent entity is providing the required financial statements, reports and other information and such Subsidiary or parent entity has material assets or operations other than SSE and its Restricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of SSE and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or of SSE’s parent entity, as applicable.

If SSE is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, SSE will maintain a website, which may, in SSE’s discretion, be non-public, to which holders of the notes are given access and to which the reports or information required by this covenant are posted.

In addition, for so long as any Notes remain outstanding, SSE and the Subsidiary Guarantors, if any, will agree to furnish to the holders and Beneficial Owners of the Notes and to securities analysts and prospective investors in the Notes, upon the request of such parties, the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act.

Any default pursuant to this covenant shall be automatically cured when SSE or any other direct or indirect parent of SSE provides or files all required information and reports in accordance with this covenant.

Covenant Suspension and Termination

If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating by either S&P or Moody’s and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then SSE and its Restricted Subsidiaries will no longer be subject to the following covenants (collectively, the “Suspended Covenants”) during the Suspension Period (as defined below):

•	“—Repurchase at the Option of Holders—Assets Sales;”

•	“—Certain Covenants—Restricted Payments;”

•	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

•	clause (4) of the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets—SSE;”

•	“—Certain Covenants—Corporate Co-issuer;” and

•	“—Certain Covenants—Transactions with Affiliates.”

In the event that SSE and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) S&P or Moody’s, as applicable, (1) withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating and/or (2) SSE or any of its Affiliates enters into an agreement to effect a transaction and S&P or Moody’s indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause it to withdraw its Investment Grade Rating, then SSE and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in the immediately preceding clause (2).

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Asset Sale Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by SSE or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under “—Certain Covenants—Restricted Payments” had been in effect prior to, and during, the Suspension Period. SSE may not designate any of its Restricted Subsidiaries as an Unrestricted Subsidiary during a Suspension Period unless such designation could otherwise be made if the Suspended Covenants were not suspended at such time and SSE and its Restricted Subsidiaries were subject thereto and a Default is not occurring or would occur as a result of such designation. All Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating by both S&P and Moody’s and (ii) no Default has occurred and is continuing under the Indenture, then the obligation of SSE and its Restricted Subsidiaries to comply with the Suspended Covenants will be permanently terminated.

There can be no assurance that the Notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the Notes:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment of the principal of, or premium, if any, on, the Notes when due, whether at Stated Maturity, upon redemption, repurchase, acceleration or otherwise;

(3) failure by SSE or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” or failure by SSE to comply with its obligation to make a Change of Control Offer as described under the caption “—Repurchase at the Option of Holders—Change of Control” and any such failure continues for 30 days after notice by the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding;

(4)(a) except with respect to the covenant described under “—Certain Covenants—Reports,” failure by SSE for 60 days after notice by the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding of such failure to comply with any other covenant or agreement in the Indenture and (b) failure by SSE for 180 days after notice of the failure has been given to SSE by the Trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding to comply with the covenant described under “—Certain Covenants—Reports;”

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by SSE or any of its Restricted Subsidiaries (or the payment of which is guaranteed by SSE or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by SSE or any of SSE’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of SSE to pay final judgments (entered by a court or courts of competent jurisdiction) aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to SSE or any of SSE’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of SSE.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to SSE, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice of any continuing Default or Event of Default from holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes.

The holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes.

SSE is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of SSE becoming aware of any Default or Event of Default, SSE is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager, partner or other owner of Capital Stock of SSE or any Subsidiary Guarantor, as such, will have any liability for any obligations of SSE or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

SSE may, at any time, at the option of its Board evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) SSE’s obligations with respect to the Notes concerning issuing temporary Notes, registration, transfer and exchange of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and SSE’s and the Subsidiary Guarantor’s obligations in connection therewith; and

(4) the defeasance provisions of the Indenture.

In addition, SSE may, at its option and at any time, elect to have the obligations of SSE and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. If SSE exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) SSE must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion (except in the case of cash) of a nationally recognized firm of independent public accountants selected by SSE, to pay the principal of, and interest and premium, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and SSE must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, SSE must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(a) SSE has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, SSE must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which SSE or any of its Subsidiaries is a party or by which SSE or any of its Subsidiaries is bound;

(6) SSE must deliver to the Trustee an officers’ certificate stating that the deposit was not made by SSE with the intent of preferring the holders of Notes over the other creditors of SSE with the intent of defeating, hindering, delaying or defrauding creditors of SSE or others; and

(7) SSE must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than notice provisions and other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders” prior to the time SSE’s obligation to offer to repurchase the Notes arises);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any Note;

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, SSE, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of SSE’s or any Subsidiary Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of SSE’s or such Subsidiary Guarantor’s properties or assets, including the addition of any required co-issuer of the Notes;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, provided that any change to conform the Indenture to any provision of this Description of Exchange Notes will not be deemed to adversely affect such legal rights;

(5) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under “—Certain Covenants—Liens;”

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(7) to add any additional Subsidiary Guarantor or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee or to add the guarantee of SSE’s parent entity or to evidence the release of such entity’s guarantee, in each case as provided in the Indenture;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to provide for the reorganization of SSE as any other form of entity in accordance with clause (i) of the proviso under “—Certain Covenants—Merger, Consolidation or Sales of Assets— SSE;”

(10) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee; or

(11) to conform the text of the Indenture or the Notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a substantially verbatim recitation of a provision of the Indenture or the Notes.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture requiring the approval of the holders becomes effective, SSE will send to the holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to SSE, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and SSE or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) in respect of clause 1(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grants of Liens to secure such borrowings), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which SSE or any of its Subsidiaries is a party or by which SSE or any of its Subsidiaries is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case, the granting of Liens to secure such borrowings);

(3) SSE or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) SSE has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at fixed maturity or on the redemption date, as the case may be.

In addition, SSE must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of SSE or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

The holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.

Exchange of Global Notes for Certificated Notes

A Global Note (as defined below) is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1) DTC (a) notifies SSE that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event SSE fails to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an affiliate of SSE acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2019 Notes” means the 6.625% senior unsecured notes due 2019 originally issued by Chesapeake Oilfield Operating, L.L.C. pursuant to an indenture, dated as of October 28, 2011, between Chesapeake Oilfield Operating, L.L.C., as issuer, Chesapeake Oilfield Finance, Inc., as co-issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., and assumed by SSO, as issuer.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance, transfer, assignment or other disposition of any properties or assets (including by way of a sale and leaseback transaction or a merger or consolidation) other than in the ordinary course of business; provided that the disposition of all or substantially all of the properties or assets of SSE and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” and

(2) the issuance of Equity Interests in any of SSE’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2) a transfer of assets between or among SSE and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to SSE or to a Restricted Subsidiary;

(4) the sale, lease or other disposition of inventory in the ordinary course of business;

(5) transfers, abandonment or relinquishment of damaged, worn-out or obsolete properties, equipment or assets that, in SSE’s reasonable judgment, are no longer used or useful in the business of SSE or its Restricted Subsidiaries;

(6) the sale, trade, exchange or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(7) the sale, exchange or disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, exclusive of factoring and similar arrangements;

(8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(9) any trade or exchange by SSE or any Restricted Subsidiary of any properties or assets for properties or assets that are used or usable in a Permitted Business owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by SSE or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by SSE or such Restricted Subsidiary, and provided further that, subject to any other exceptions in this definition, any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(10) the creation or perfection of Permitted Liens and Liens that are not prohibited by the covenant described above under the caption “—Certain Covenants—Liens” and any disposition of assets from the enforcement or foreclosure of any such Liens;

(11) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) any damage or loss of any asset or property resulting in the payment of condemnation or insurance proceeds;

(13) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(14) any other disposition pursuant to the Separation Documents on substantially the terms described in the Offering Memorandum as of the date thereof; and

(15) any issuance, sale or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the first sentence of this definition, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Notwithstanding the foregoing, the Attributable Debt with respect to each of the following sale and leaseback transactions shall, in each case, be zero:

(1) a sale and leaseback transaction in which the lease is for a period, including renewal rights, not in excess of three years;

(2) a sale and leaseback transaction with respect to any asset that occurs within 270 days of the acquisition or construction of, or the completion of a material improvement to, such asset;

(3) a sale and leaseback transaction in which the transaction is between or among SSE and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(4) a sale and leaseback transaction pursuant to which SSE, within 270 days after the completion of the sale and leaseback transaction, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property, the greater of (i) the net proceeds from the sale and leaseback transaction or (ii) the fair market value of the assets sold in such transaction; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by:

(a) the principal amount of any debentures, notes or debt securities (including the Notes) of SSE or a Restricted Subsidiary surrendered to the applicable Trustee or agent for retirement and cancellation within 270 days of the completion of the sale and leaseback transaction;

(b) the principal amount of any Indebtedness not included in clause (4)(a) of this definition to the extent such amount of Indebtedness is voluntarily retired by SSE or a Restricted Subsidiary within 270 days of the completion of the sale and leaseback transaction; and

(c) all fees and expenses associated with the sale and leaseback transaction.

Any drilling rig subleases existing as of the Issue Date shall be treated as if they were leases in respect of a sale and leaseback transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means:

(1) with respect to SSE, its board of managers or directors or other governing body or any authorized committee thereof; and

(2) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, if GAAP lease accounting rules amended or adopted after the Issue Date shall require a lease previously determined to be an operating lease to be recorded on a balance sheet in accordance with such rules, such lease shall not be a capital lease for purposes of the Indenture.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) maturing within one year after the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following events, in each case excluding any of the Transactions:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of SSE and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Chesapeake Energy Corporation or a Subsidiary thereof;

(2) the adoption of a plan relating to the liquidation or dissolution of SSE; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Chesapeake Energy Corporation or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of SSE (or its successor by merger, consolidation or purchase of all or substantially all of its assets), measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of SSE or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of SSE immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, Trustees or other persons serving in a similar capacity for such entity, and, in either case, no “person,” other than Chesapeake Energy Corporation or a Subsidiary thereof, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) amounts required to be dividended, paid or otherwise distributed pursuant to a tax sharing or other agreement, by SSE, on behalf of itself and its Restricted Subsidiaries, for taxes incurred with respect to income or profits of such entities but payable by a current or former direct or indirect owner of SSE, to the extent such amounts were deducted in computing Consolidated Net Income; plus

(3) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), in each case regardless of whether successful, and including such fees, expenses, charges or losses related to (a) the

Transactions and any transactions pursuant to the Separation Documents, (ii) the offering of the Notes and any Credit Facilities and (iii) any amendment or other modification of the Separation Documents, the Notes or any Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

(7) all extraordinary, unusual or non-recurring items of loss or expense of such Person and its Restricted Subsidiaries (regardless of whether includable as a separate line item in the financial statements of such Person); minus

(8) all non-cash items of gain and extraordinary items of gain increasing such Consolidated Net Income for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restriction with respect to the payment of dividends has been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains from derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB Accounting Standards Codification (ASC) 815 will be excluded; and

(5) any write-down of non-current assets and any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the amount of all goodwill, trademarks, patents, unamortized debt discounts and expenses and any other like intangibles reflected in such balance sheet, in each case, calculated on a pro forma basis after giving effect to any transaction given pro forma effect in the definition of “Fixed Charge Coverage Ratio.”

“Conversion” means the conversion of the Issuer from an Oklahoma limited liability company known as Chesapeake Oilfield Operating, L.L.C. to an Oklahoma corporation known as Seventy Seven Energy Inc.

“Credit Facilities” means one or more debt facilities (including, without limitation, the credit agreements relating to each of the Revolving Credit Facility and the Term Loan Facility), commercial paper facilities or other agreements, in each case with banks, investment banks, insurance companies, mutual funds, hedge funds and/or other institutional lenders providing for revolving credit loans, term loans, private placements, receivables financing (including through the sale of receivables to such lenders or other financiers or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of any capital market transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by SSE or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of SSE, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, unless such Capital Stock is redeemable solely in exchange for Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require SSE to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock are no more favorable in any material respect to such holders than the provisions described above under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales,” respectively, and such Capital Stock specifically provides that SSE may only repurchase or redeem any such Capital Stock pursuant to such provisions only after SSE’s purchase of the Notes as required pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales,” respectively. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of directors, officers, employees or consultants of SSE or its Subsidiaries or by any such plan to such persons solely because it may be required to be repurchased by SSE or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of SSE that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale for cash of Capital Stock (other than Disqualified Stock) of SSE or of SSE’s direct parent to the extent the net cash proceeds are contributed to SSE.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of SSE and its Restricted Subsidiaries (other than (i) Indebtedness under the Senior Credit Facilities, (ii) the Notes issued and sold on the Issue Date and the related Subsidiary Guarantees and the exchange notes issued pursuant to the Registration Rights Agreement and the related Subsidiary Guarantees and (iii) intercompany Indebtedness, which are considered incurred under clauses (1), (3) and (6), respectively, of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the Issue Date, until such amounts are repaid.

“fair market value” means, with respect to any asset, property or security (other than a publicly traded security, for which the fair market value is determined by reference to the most recent closing price for such security on the national securities exchange on which such security is listed or admitted to trading), the price in cash (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by (a) in the case of any asset, property or security the price for which would be greater than $50.0 million, the Board of SSE or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee and (b) in all other cases, by a responsible financial or accounting officer or the Chief Executive Officer of SSE.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise, and including in each case any related financing transactions (including repayment of Indebtedness) during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the applicable reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable good faith judgment of the chief financial or accounting officer of SSE (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) interest income reasonably anticipated by such Person to be received during the applicable reference period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(5) Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(6) Fixed Charges attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person, which determination shall be conclusive for all purposes under the Indenture; provided that such officer may in such officer’s discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow or Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Calculation Date and are either (i) prepared and calculated in accordance with Regulation S-X under the Securities Act or (ii) set forth in an officers’ certificate signed by the chief financial officer of such Person that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the chief financial officer executing such officers’ certificate at the time of such execution and the factual basis on which such good faith belief is based.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs or debt extinguishment costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations with respect of interest rates; plus

(2) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such guarantee or Lien is called upon; plus

(3) all dividends or distributions, whether paid or accrued and regardless of whether in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of SSE that is organized or incorporated outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States that are in effect from time to time.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate options, interest rate swaption agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in or to otherwise manage exposure to interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in or to otherwise manage exposure to interest rates, commodity prices or currency exchange rates.

“holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication:

(1) all liabilities, contingent or otherwise, of such Person constituting the outstanding principal amount of borrowed money;

(2) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit or bankers’ acceptances;

(4) all Capital Lease Obligations of such Person;

(5) Attributable Debt in respect of sale and leaseback transactions;

(6) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes deferred compensation, an accrued expense or trade payable incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute; and

(7) Hedging Obligations;

if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) but in an amount not to exceed the lesser of the amount of such other Person’s Indebtedness or the fair market value of such asset and (y) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances, capital contributions or extension of credit (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SSE or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, SSE will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The acquisition by SSE or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by SSE or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Issue Date” means June 26, 2014.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of SSE in which SSE or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal be deemed to constitute a Lien.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by SSE or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received prior to the date upon which Net Proceeds are being determined upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and expenses, sales commissions, any relocation expenses and any severance, change of control or similar payments incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by SSE or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to SSE or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither SSE nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the Notes) of SSE or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of SSE’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of SSE.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the offering memorandum dated June 12, 2014 related to the offer and sale of the Notes.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of SSE or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into SSE or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into SSE or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) SSE would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for SSE would be not less than the Fixed Charge Coverage Ratio for SSE immediately prior to such transaction.

“Permitted Business” means the lines of business conducted by SSE and its Restricted Subsidiaries on the Issue Date, any business incidental or reasonably related thereto and any reasonable extension thereof.

“Permitted Business Investments” means Investments by SSE or any of its Restricted Subsidiaries in any Person (including in any Unrestricted Subsidiary or Joint Venture), provided that:

(1) at the time of such Investment and immediately thereafter, SSE could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock ;”

(2) if such Person has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Person that is recourse to SSE or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Person for which SSE or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by SSE and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Person is not engaged, in any material respect, in any business other than a Permitted Business;

provided, however, that the aggregate value (as of the date such Investments are made) of Permitted Business Investments that may be made by SSE at any given time may not be greater than $100.0 million.

“Permitted Investments” means:

(1) any Investment in SSE or in a Restricted Subsidiary of SSE (including through purchases of Notes or other Indebtedness);

(2) any Investment in Cash Equivalents;

(3) any Investment by SSE or any Restricted Subsidiary of SSE in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of SSE; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, SSE or a Restricted Subsidiary of SSE;

or in the case of clauses (a) or (b) above, any Investment held by such Person at the time of such transaction, provided such Investment was not made in contemplation of such transaction;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(b) a transaction under clause (9) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person to the extent received in exchange for the issuance of Equity Interests (other than Disqualified Stock) of SSE or any Restricted Subsidiary;

(6) any Investments received in settlement of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by SSE or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) Investments in the form of, or pursuant to, Joint Venture and partnership agreements, and Investments and expenditures in connection therewith or pursuant thereto, and having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, do not exceed the greater of $75.0 million or 5.0% of SSE’s Consolidated Tangible Assets;

(9) Investments owned by any Person at the time such Person merges with or into SSE or a Restricted Subsidiary or is acquired by SSE or a Restricted Subsidiary, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of SSE, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment;

(10) loans or advances to employees made in the ordinary course of business of SSE or a Restricted Subsidiary made for bona fide business purposes; provided, however, that Permitted Investments made pursuant to this clause (10) may not exceed $2.5 million at any time outstanding;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

(12) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(13) Permitted Business Investments;

(14) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under the Indenture, and any Investment made pursuant to the Separation Documents; and

(15) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, do not exceed the greater of $100.0 million or 7.5% of SSE’s Consolidated Tangible Assets.

“Permitted Liens” means:

(1) Liens securing (a) any Indebtedness under any Credit Facility permitted to be incurred under the Indenture pursuant to clause (1) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (b) related Hedging Obligations and (c) Obligations pursuant to Treasury Management Arrangements;

(2) Liens in favor of SSE or the Subsidiary Guarantors;

(3) Liens on property, assets or capital stock of a Person existing at the time such Person is merged with or into or consolidated with SSE or any Restricted Subsidiary of SSE, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any property or assets (other than improvements thereon, accessions thereto or proceeds thereof) other than those of the Person merged into or consolidated with SSE or the Restricted Subsidiary;

(4) Liens on property or assets existing at the time of acquisition of the property or assets by SSE or any Restricted Subsidiary of SSE, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation, sale and leaseback transaction or operating lease;

(6) Liens on any property or asset acquired, constructed or improved by SSE or any of its Restricted Subsidiaries securing Indebtedness permitted under clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the cost of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(7) Liens under the Separation Documents or existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided that (i) the aggregate principal amount of the Indebtedness secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Issue Date (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business which were not incurred or created to secure Indebtedness for borrowed money;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by SSE or any Restricted Subsidiary of SSE to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens that arise by operation of law;

(11) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(13) Liens arising under operating agreements, joint venture agreements, partnership agreements, master service agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of SSE and its Restricted Subsidiaries, which Liens (i) only cover the assets that relate to the applicable agreement and (ii) were not incurred or created to secure Indebtedness for borrowed money;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of SSE or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided that (a) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of SSE or any Restricted Subsidiary;

(17) Liens securing Obligations of SSE or any Subsidiary Guarantor under the Notes or the Subsidiary Guarantees, as the case may be;

(18) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under the caption “—Certain Covenants—Liens;”

(19) Liens to secure Hedging Obligations of SSE or any of its Restricted Subsidiaries entered into for bona fide hedging purposes and not for speculative purposes;

(20) Liens securing Indebtedness that does not exceed in principal amount (or accreted value, as applicable) at any one time outstanding the greater of (a) $100.0 million or (b) 7.5% of SSE’s Consolidated Tangible Assets determined at the time of incurrence of such Indebtedness; and

(21) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (20) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of SSE or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SSE or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary other than a Subsidiary Guarantor if SSE or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person that is preferred as to the payment of dividends or upon liquidation, dissolution or winding up.

“Reporting Default” means a Default described under clause (4)(b) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means revolving credit agreement entered into in connection with the Transactions, by and among SSE and certain Subsidiaries of SSE, the various lenders from time to time party thereto and Wells Fargo Bank, National Association, as the administrative agent thereunder, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Credit Facilities” means, collectively, the Revolving Credit Facility and the Term Loan Facility.

“Senior Indebtedness” means

(1) any Indebtedness of SSE or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(2) all Obligations with respect to the items listed in the preceding clause (1).

Notwithstanding anything to the contrary in the preceding sentence, Senior Indebtedness will not include:

(a) any intercompany Indebtedness of SSE or any of its Restricted Subsidiaries;

(b) any Indebtedness that is incurred in violation of the Indenture; or

(c) any Capital Stock.

For the avoidance of doubt, “Senior Indebtedness” will not include any trade payables or taxes owed or owing by SSE or any of its Restricted Subsidiaries.

“Separation Documents” means the agreements, instruments or other documents entered into in connection with the Transactions described in the Offering Memorandum as of the date thereof, each on substantially the terms described in the Offering Memorandum as of the date thereof, and each other agreement, instrument or document related or incidental thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“SSO” means Seventy Seven Operating LLC, an Oklahoma limited liability company, a direct wholly-owned Subsidiary of SSE.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision, including pursuant to any mandatory redemption provision, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of SSE, any obligation to offer to repurchase such debt securities on a date or dates specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subordinated Indebtedness” means Indebtedness of SSE or its Restricted Subsidiaries that are expressly subordinated in right of payment to the Notes or Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Subsidiary Guarantor of SSE’s Obligations under the Indenture and the Notes or the exchange notes issued pursuant to the Registration Rights Agreement.

“Subsidiary Guarantors” means each of the Restricted Subsidiaries of SSE that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture, until released in accordance with the Indenture, and their respective successors and assigns.

“Term Loan Facility” means that certain senior secured term loan agreement entered into in connection with the Transactions, by and among SSE, certain Subsidiaries of SSE, the various lenders from time to time party thereto and Bank of America, N.A., as administrative agent thereunder, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“Transactions” has the definition set forth in the Offering Memorandum.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury, depositary, purchasing card or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Unrestricted Subsidiary” means any Subsidiary of SSE that is designated by the Board of SSE as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt, except as permitted under clause (2)(b) of the definition of “Permitted Business Investments;”

(2) is a Person with respect to which neither SSE nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except as permitted under clause (2)(b) of the definition of “Permitted Business Investments;”

(3) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of SSE or any of its Restricted Subsidiaries; and

(4) is not party to any agreement, contract, arrangement or understanding with SSE or any Restricted Subsidiary that is not in compliance with the covenant described above under the caption “—Certain Covenants—Affiliate Transactions.”

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of SSE as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted either as a Permitted Investment or by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of SSE as of such date, any Liens on the assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SSE at such time and any Investments held by such Subsidiary shall be deemed to be made by a Restricted Subsidiary of SSE at such time and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Lien is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Liens” or such Investment is not permitted to be made as of such date either as a Permitted Investment or under the covenant described above under the caption “—Certain Covenants—Restricted Payments,” SSE will be in default of such covenant.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them without notice. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, SSE and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of SSE, the Trustee or any agent of SSE or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or SSE. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and SSE and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default with respect to the notes (as defined in the indenture), DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time without notice. None of SSE, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days. Please see “Description of Exchange Notes— Exchange of Global Notes for Certificated Notes.”

Same-day Settlement and Payment

We will make payments in respect of notes represented by Global Notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. We will make all payments of principal of and premium, if any, and interest on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address. See “Description of Exchange Notes—Principal, Maturity and Interest.” Notes represented by Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following discussion summarizes the material U.S. federal income tax considerations, as of the date of this prospectus, relating to the exchange of original notes for exchange notes pursuant to the exchange offer. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences discussed below.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations relating to the exchange of original notes for exchange notes. This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as (but not limited to):

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, wash sale, conversion or other “synthetic security” or other risk reduction transaction;

•	U.S. expatriates or former long-term residents of the United States;

•	financial institutions (including banks and thrifts);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	individual retirement accounts or qualified pension plans;

•	personal holding companies;

•	governmental bodies or agencies or instrumentalities thereof;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds original notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering participating in the exchange offer, you are urged to consult your own tax advisor.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Exchange of Original Notes for Exchange Notes

The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes:

•	you will not recognize gain or loss upon receipt of exchange notes for original notes pursuant to the exchange offer;

•	your adjusted tax basis in the exchange notes you receive pursuant to the exchange offer will equal your adjusted tax basis in the original notes exchanged therefor; and

•	your holding period for the exchange notes you receive pursuant to the exchange offer will include your holding period for the original notes exchanged therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the registration rights agreement to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. In addition, until                     , 2015, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The exchange notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes received pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understandings with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act. In addition, holders of original notes that tender their original notes in exchange for exchange notes must make the representations set forth in this prospectus under the heading “The Exchange Offer—Conditions to the Exchange Offer” and in the related letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer, including all registration and filing fees and expenses (including filings made by any holder of original notes with the Financial Industry Regulatory Authority (FINRA), and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of FINRA), all fees and expenses of compliance with federal securities and state securities or blue sky laws, all expenses of printing, messenger and delivery services and telephone, all fees and disbursements of our legal counsel and, under certain circumstances, legal counsel for holders of original notes, and all fees and disbursements of our independent certified public accountants, and we will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, has issued an opinion about the legality of the exchange notes. Certain legal matters relating to Oklahoma law will be passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

EXPERTS

The consolidated financial statements of Chesapeake Oilfield Operating, L.L.C. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our website is located at www.77nrg.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until we have sold all of the Securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed on May 9, 2014 and August 5, 2014, respectively;

•	our Current Reports on Form 8-K filed on February 28, 2014, June 13, 2014, June 17, 2014 (as amended by our Current Report on Form 8-K/A filed on July 22, 2014) and July 1, 2014; and

•	our Registration Statement on Form 10 filed on March 17, 2014, as amended on June 16, 2014, including Exhibit 99.1 thereto.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Seventy Seven Energy Inc.

Attention: Investor Relations

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

(405) 608-7777

Seventy Seven Energy Inc.

Offer to Exchange

Up to $500,000,000 Principal Amount of

6.5% Senior Notes due 2022

for

a Like Principal Amount of

6.5% Senior Notes due 2022

that have been registered under the Securities Act of 1933

This Exchange Offer will expire at 5:00 p.m.,

New York City time, on                     , unless extended.

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until                     , 2015 all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until                     , 2015, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “The Exchange Offer — Purpose and Effects of the Exchange Offer” and “Plan of Distribution.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 1031 of the Oklahoma General Corporation Act allows SSE to indemnify its officers and directors who were or are parties or are threatened to be made parties to any threatened, pending, or completed action, suit or proceeding against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of SSE, or of any other corporation, partnership, joint venture, trust or other enterprise at SSE’s request, other than an action by or in the right of SSE, provided to be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to SSE’s best interest, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful, and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of SSE brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of us, or any other corporation, partnership, joint venture, trust or other enterprise at SSE’s request, provided the actions were in good faith and were reasonably believed to be in or not opposed to SSE’s best interest, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to us, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

SSE’s certificate of incorporation provides that SSE will indemnify, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of SSE or, while a director or officer of us, is or was serving at SSE’s request as a director, officer, manager, partner, member, member representative or other designated legal representative of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. SSE’s certificate of incorporation also provides that SSE will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing SSE with specified undertakings. Notwithstanding the foregoing, SSE’s certificate of incorporation provides that SSE shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by SSE’s board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of SSE’s certificate of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SSE’s certificate of incorporation also permits it to secure and maintain insurance on behalf of any of SSE’s directors, officers, employees or agents and each person who is, or was, serving at SSE’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. SSE intends to obtain directors’ and officers’ liability insurance providing coverage to SSE’s directors and officers.

Pursuant to the registration rights agreement, SSE has agreed to indemnify holders of the original notes against certain liabilities. Also pursuant to the registration rights agreement, Seventy Seven Energy Inc. and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibits

3.1	Certificate of Incorporation of Seventy Seven Energy Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

3.2	Bylaws of Seventy Seven Energy, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.1	Indenture dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Wells Fargo Bank, National Association (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.2	Form of 6.5% Senior Note due 2022 (included in Exhibit 4.1).

4.3	Indenture, dated as of October 28, 2011, among Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.4 to Amendment No. 1 to Chesapeake Oilfield Operating, L.L.C.’s Registration Statement on Form S-4 filed on May 30, 2013, and incorporated herein by reference).

4.4	Supplemental Indenture, dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc., Seventy Seven Operating LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.5	Form of 6.625% Senior Note due 2019 (included in Exhibit 4.3).

4.6	Registration Rights Agreement dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Merrill Lynch, Pierce Fenner & Smith Incorporated (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

5.1	Opinion of Baker Botts L.L.P.

5.2	Opinion of McAfee & Taft A Professional Corporation.

10.1	Term Loan Credit Agreement dated June 25, 2014, by and among Chesapeake Oilfield Operating, L.L.C., Seventy Seven Operating LLC, as borrower, Bank of America, N.A., as administrative agent and the lenders named therein (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.2	ABL Credit Agreement, dated June 25, 2014, by and among Nomac Drilling, L.L.C., Performance Technologies, L.L.C., Great Plains Oilfield Rental, L.L.C., Hodges Trucking Company, L.L.C. and Oilfield Trucking Solutions, L.L.C., as borrowers, the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Bank, National Association and Bank of America, N.A., as joint lead arrangers and joint book runners, Bank of America, N.A., as syndication agent, Credit Agricole Corporate and Investment Bank and SunTrust Bank, as co-documentation agents, and the lenders named therein (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.3	Tax Sharing Agreement, dated June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.4	Employee Matters Agreement, dated June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.5	Transition Services Agreement, dated as of June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.6	Services Agreement (hydraulic fracturing), dated June 25, 2014, by and between Performance Technologies, L.L.C. and Chesapeake Operating, Inc. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.7	Seventy Seven Energy Inc. 2014 Incentive Plan (filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.8	Letter Agreement, dated June 27, 2014, to the Master Services Agreement, dated October 25, 2011, between Chesapeake Operating, Inc. and Chesapeake Oilfield Operating, L.L.C. (filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.9	Employment Agreement with Jerry L. Winchester dated August 2014 (filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.10	Employment Agreement with Cary D. Baetz dated August 2014 (filed as Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.11	Employment Agreement with Karl Blanchard dated August 2014 (filed as Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.12	Employment Agreement with James Minmier dated August 2014 (filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.13	Employment Agreement with William Stanger dated August 2014 (filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

21.1	List of Subsidiaries of Seventy Seven Energy Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included as part of Exhibit 5.1 hereto).

23.3	Consent of McAfee & Taft A Professional Corporation (included as part of Exhibit 5.2 hereto).

24.1	Powers of Attorney (included in signature page).

25.1	Form T-1 Statement of Eligibility and Qualification.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Depository Trust Company Participants.

99.4	Form of Letter to Clients.

Item 22.	Undertakings

1.	The undersigned registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

e.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

f.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

g.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

h.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

i.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on September 30, 2014.

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Treadwell and Jeff Zanotti his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on September 30, 2014.

Signature	Title

/s/ Jerry L. Winchester	President and Chief Executive Officer (Principal Executive Officer) and Director
Jerry L. Winchester

/s/ Cary D. Baetz	Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)
Cary D. Baetz

/s/ Anne-Marie Ainsworth	Director
Anne-Marie Ainsworth

/s/ Bob G. Alexander	Director
Bob G. Alexander

/s/ Edward J. DiPaolo	Director
Edward J. DiPaolo

/s/ Ronnie Irani	Director
Ronnie Irani

/s/ Alvin Bernard Krongard	Director
Alvin Bernard Krongard

/s/ Tucker Link	Director
Tucker Link

/s/ Marran H. Ogilvie	Director
Marran H. Ogilvie

Index to Exhibits

Exhibit Number	Exhibits

3.1	Certificate of Incorporation of Seventy Seven Energy Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

3.2	Bylaws of Seventy Seven Energy, Inc. (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.1	Indenture dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Wells Fargo Bank, National Association (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.2	Form of 6.5% Senior Note due 2022 (included in Exhibit 4.1).

4.3	Indenture, dated as of October 28, 2011, among Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.4 to Amendment No. 1 to Chesapeake Oilfield Operating, L.L.C.’s Registration Statement on Form S-4 filed on May 30, 2013, and incorporated herein by reference).

4.4	Supplemental Indenture, dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc., Seventy Seven Operating LLC and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

4.5	Form of 6.625% Senior Note due 2019 (included in Exhibit 4.3).

4.6	Registration Rights Agreement dated June 26, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Merrill Lynch, Pierce Fenner & Smith Incorporated (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

5.1	Opinion of Baker Botts L.L.P.

5.2	Opinion of McAfee & Taft A Professional Corporation.

10.1	Term Loan Credit Agreement dated June 25, 2014, by and among Chesapeake Oilfield Operating, L.L.C., Seventy Seven Operating LLC, as borrower, Bank of America, N.A., as administrative agent and the lenders named therein (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.2	ABL Credit Agreement, dated June 25, 2014, by and among Nomac Drilling, L.L.C., Performance Technologies, L.L.C., Great Plains Oilfield Rental, L.L.C., Hodges Trucking Company, L.L.C. and Oilfield Trucking Solutions, L.L.C., as borrowers, the guarantors named therein, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Bank, National Association and Bank of America, N.A., as joint lead arrangers and joint book runners, Bank of America, N.A., as syndication agent, Credit Agricole Corporate and Investment Bank and SunTrust Bank, as co-documentation agents, and the lenders named therein (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.3	Tax Sharing Agreement, dated June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.4	Employee Matters Agreement, dated June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.5	Transition Services Agreement, dated as of June 25, 2014, by and between Chesapeake Oilfield Operating, L.L.C. and Chesapeake Energy Corporation (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.6	Services Agreement (hydraulic fracturing), dated June 25, 2014, by and between Performance Technologies, L.L.C. and Chesapeake Operating, Inc. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.7	Seventy Seven Energy Inc. 2014 Incentive Plan (filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on July 1, 2014, and incorporated herein by reference).

10.8	Letter Agreement, dated June 27, 2014, to the Master Services Agreement, dated October 25, 2011, between Chesapeake Operating, Inc. and Chesapeake Oilfield Operating, L.L.C. (filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.9	Employment Agreement with Jerry L. Winchester dated August 2014 (filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.10	Employment Agreement with Cary D. Baetz dated August 2014 (filed as Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.11	Employment Agreement with Karl Blanchard dated August 2014 (filed as Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.12	Employment Agreement with James Minmier dated August 2014 (filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

10.13	Employment Agreement with William Stanger dated August 2014 (filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2014, and incorporated herein by reference).

21.1	List of Subsidiaries of Seventy Seven Energy Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included as part of Exhibit 5.1 hereto).

23.3	Consent of McAfee & Taft A Professional Corporation (included as part of Exhibit 5.2 hereto).

24.1	Powers of Attorney (included in signature page).

25.1	Form T-1 Statement of Eligibility and Qualification.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Depository Trust Company Participants.

99.4	Form of Letter to Clients.